Exhibit 4.15

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 14, 2016,

among

NICE LTD.,
 as Parent,

NICE SYSTEMS INC.,
 as the Borrower,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
 as Administrative Agent,

ROYAL BANK OF CANADA,
as Syndication Agent

and

CITIBANK N.A.,
BMO HARRIS BANK, N.A.,
WELLS FARGO BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION
and
TD BANK, N.A.
as Co-Documentation Agents
___________________________

and

JPMORGAN CHASE BANK, N.A. and RBC CAPITAL MARKETS1,
 as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

ARTICLE I

 Definitions

ARTICLE II

 The Credits

i

ARTICLE III

 Representations and Warranties

ARTICLE IV

 Conditions

SECTION 4.01	Conditions to Closing Date	89
SECTION 4.02	Conditions to Each Extension of Credit after the Closing Date	91

ARTICLE V

 Affirmative Covenants

ARTICLE VI

 NEGATIVE COVENANTS

ARTICLE VII

 Events of Default

ARTICLE VIII

 The Administrative Agent

ARTICLE IX

 Miscellaneous

SECTION 9.01	Notices	122
SECTION 9.02	Waivers; Amendments	123
SECTION 9.03	Expenses; Indemnity; Damage Waiver	125
SECTION 9.04	Successors and Assigns	127
SECTION 9.05	Survival	121
SECTION 9.06	Counterparts; Integration; Effectiveness	131
SECTION 9.07	Severability	132
SECTION 9.08	Right of Setoff	132
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	132
SECTION 9.10	WAIVER OF JURY TRIAL	133
SECTION 9.11	Headings	134
SECTION 9.12	Confidentiality	134
SECTION 9.13	Interest Rate Limitation	134
SECTION 9.14	Release of Liens and Guarantees	135
SECTION 9.15	USA PATRIOT Act Notice	135
SECTION 9.16	No Fiduciary Relationship	135
SECTION 9.17	Non-Public Information	136
SECTION 9.18	Judgment Currency	136
SECTION 9.19	Israeli Lenders	136
SECTION 9.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	137

SCHEDULES:

Schedule 1.01(a)	–	Commitments
Schedule 3.06	–	Litigation
Schedule 3.12	–	Subsidiaries
Schedule 3.13	–	Insurance
Schedule 5.16	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Swingline Borrowing Request
Exhibit B-3	–	Form of Letter of Credit Application
Exhibit C	–	Form of U.S. Collateral Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Interest Election Request
Exhibit F	–	Form of Perfection Certificate
Exhibit G	–	Form of Supplemental Perfection Certificate
Exhibit H	–	Form of Solvency Certificate
Exhibit I-1	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	–	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-1	–	Form of Closing Certificate of Borrower and Domestic Subsidiary Loan Parties
Exhibit J-2	–	Form of Closing Certificate of Israeli Loan Parties
Exhibit K	–	Form of Guarantee Agreement
Exhibit L	–	Form of Intercompany Note

Exhibit M	–	Form of IIA Undertaking

CREDIT AGREEMENT dated as of November [14], 2016, among NICE LTD., a public company formed under the laws of the State of Israel ( "Parent"), NICE SYSTEMS INC., a Delaware corporation (the "Borrower"), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, ROYAL BANK OF CANADA, as Syndication Agent and CITIBANK N.A., BMO HARRIS BANK, N.A., WELLS FARGO BANK, N.A., CAPITAL ONE, NATIONAL ASSOCIATION and TD BANK, N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

"Above-Threshold Prepayment Events" means any Prepayment Event described in clause (a) or (b) of the definition thereof the Net Proceeds of which (together with any series of related Prepayment Events) are equal to or exceed $10,000,000.

"ABR", when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

"Accepting Lenders" has the meaning set forth in Section 2.24(a).

"Acquisition" means the acquisition by Parent (directly or indirectly) of all the outstanding Equity Interests in inContact pursuant to the Acquisition Agreement.

"Acquisition Agreement" means the Agreement and Plan of Merger, entered into as of May 17, 2016, by and among Parent, Victory Merger Sub Inc., a Delaware corporation and a wholly-owned indirect Subsidiary of Parent, and inContact, together with all exhibits, schedules and disclosure letters thereto.

"Adjusted LIBO Rate" means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

"Adjustment Date" has the meaning set forth in the Applicable Pricing Grid.

"Administrative Agent" means JPMorgan Chase Bank, N.A. (including its branches and Affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

"Affected Class" has the meaning set forth in Section 2.24(a).

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

"Affiliate Transaction" has the meaning set forth in Section 6.09.

"Aggregate Exposure" means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans then outstanding and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

"Aggregate Exposure Percentage" means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

"Agreement" means this Credit Agreement, as the same may be modified, amended or supplemented from time to time.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. Dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum determined in accordance with the definition of the term "LIBO Rate", as the screen or quoted rate at approximately 11:00 a.m., London time, on such day for deposits in U.S. Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Creditor" has the meaning set forth in Section 9.18(b).

"Applicable Funding Account" means the applicable account of the Borrower that shall be specified in a written notice signed by a Financial Officer and delivered to (and, in the case of any account located outside the United States, reasonably approved by) the Administrative Agent.

"Applicable Pricing Grid" means the table set forth below:

Pricing Level	Total Net Leverage Ratio	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans	Commitment Fee
I	≥ 2.25:1.00	2.00%	1.00%	0.50%
II	≥ 1.75:1 and < 2.25:1.00	1.75%	0.75%	0.425%
III	≥ 1.25:1 and < 1.75:1.00	1.50%	0.50%	0.375%
IV	< 1.25:1.00	1.25%	0.25%	0.25%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Rate resulting from changes in the Total Net Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.01(d) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any Compliance Certificate referred to above is not delivered within the time period specified in Section 5.01(d), then, until the date that is three Business Days after the date on which such Compliance Certificate is delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  Each determination of the Total Net Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.13.

"Applicable Rate" means, for any day,

(a) in the case of Term Loans, (i) with respect to any ABR Loan or Eurocurrency Loan that is an Initial Term Loan, 0.50% per annum and 1.50% per annum, respectively; provided that on and after the first Adjustment Date occurring after the delivery of a Compliance Certificate for the full fiscal quarter of Parent after the Closing Date, the Applicable Margin with respect to the Initial Term Loans will be determined pursuant to the Applicable Pricing Grid and (ii) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series; and

(b) in the case of Revolving Loans, with respect to any ABR Loan or Eurocurrency Loan, 0.50% per annum and 1.50% per annum, respectively; provided that on and after the first Adjustment Date occurring after the delivery of a Compliance Certificate for the full fiscal quarter of Parent after the Closing Date, the Applicable Margin with respect to the Revolving Loans will be determined pursuant to the Applicable Pricing Grid.

"Application" means an application, substantially in the form of Exhibit B-3 or any other form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arrangers" means each of JPMorgan Chase Bank, N.A. and RBC Capital Markets in its capacity as a joint lead arranger and joint bookrunner for the Facilities.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

"Authorized Officer" means the chief executive officer, president, chief financial officer or corporate vice president of finance (or any other officer with similar duties) of Parent or the Borrower or any other officer of Parent or the Borrower designated by it for such purpose.

"Available Amount" means, as of any time, the excess, if any, of:

(a) $150,000,000 (the "Starter Basket"), plus

(b) the amount (which amount shall not be less than zero) equal to 50% of Cumulative Consolidated Net Income as of such time; plus

(c) to the extent not already included in clause (b) above, the sum of (i) the Net Proceeds received by Parent in respect of sales and issuances of its Qualified Equity Interests or capital contributions (other than the issuance of Equity Interests to officers, directors or employees of Parent or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, the issuance of Equity Interests to any Subsidiary, and the issuance of Qualified Equity Interests that are used to make Investments pursuant to Section 6.04(t)), plus (ii) the Net Proceeds of Indebtedness and Disqualified Equity Interests of Parent, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Equity Interests of Parent, plus (iii) the Net Proceeds of Dispositions of Investments (including Investments in Unrestricted Subsidiaries, joint ventures or other minority-held entities) made using the Available Amount (in an amount, together with amounts added pursuant to clause (iv) below, not to exceed the amount of such Investment made using the Available Amount), plus (iv) returns, profits, distributions, returns on capital and similar amounts received in cash or Permitted Investments on Investments (including joint ventures or other minority-held entities, but excluding Investments in Unrestricted Subsidiaries) made using the Available Amount (in an amount, together with amounts added pursuant to clause (iii) above, not to exceed the amount of such Investments made using the Available Amount), plus (v) the Investments made using the Available Amount of Parent and its Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into Parent or any of its Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to Parent or any of its Subsidiaries, in an amount not to exceed the amount of the Investment of Parent and its Subsidiaries in such Unrestricted Subsidiary made using the Available Amount, plus (vi) the aggregate fair market value (as reasonably determined by Parent) of marketable securities received by Parent, the Borrower or a Subsidiary since the Closing Date from any Person other than the Borrower or a Subsidiary, plus (vii) any Net Proceeds from a Prepayment Event that do not constitute Prepayment Proceeds, plus (viii) returns, profits, distributions, returns on capital and similar amounts received in cash or Permitted Investments on Investments in Unrestricted Subsidiaries made using the Available Amount; over

(d) the sum of all Investments made prior to such time in reliance on Section 6.04(r), plus all Restricted Payments made prior to such time in reliance on Section 6.08(a)(vii), plus all expenditures in respect of Indebtedness made prior to such time in reliance on Section 6.08(b)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Investment, Restricted Payment or expenditure.

"Available Revolving Commitment" means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.13(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.

"Bankruptcy Event" means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, liquidator, trustee, administrator, custodian, assignee for the benefit of creditors, officer (including to the extent relevant,"baal-tafkid") for the implementation of reorganization process (including to the extent relevant, "halichei-havraa") or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.

"Base Incremental Amount" means, as of any date, an amount equal to (a) $100,000,000 less (b) the sum of (i) the aggregate amount of all Incremental Commitments extended prior to such date in reliance on the Base Incremental Amount and (ii) the aggregate principal amount of all Incremental Equivalent Debt incurred prior to such date in reliance on the Base Incremental Amount.

"Below-Threshold Prepayment Events" means any Prepayment Event described in clause (a) or (b) of the definition thereof which is not an Above-Threshold Prepayment Event.

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning set forth in the preamble hereto.

"Borrowing" means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

"Borrowing Minimum" means $5,000,000.

"Borrowing Multiple" means $1,000,000.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, substantially in the form of Exhibit B-1 or any other form approved by the Administrative Agent.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that, when used in connection with (a) a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in U.S. Dollars in the London interbank market and (b) any payments, the term "Business Day" shall also exclude any day on which banks are not open in Tel Aviv, Israel.

"Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Parent and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person and related costs and expenses and (iii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by Parent and its Subsidiaries, and (b) such portion of principal payments on Capital Lease Obligations made by Parent and its Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (without giving effect to any subsequent changes in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, or a substantially similar pronouncement).  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

"Cash Management Agreement" means an agreement pursuant to which a bank or other financial institution provides Cash Management Services.

"Cash Management Services" means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Parent or any Subsidiary and (b) commercial credit card and purchasing card services provided to Parent or any Subsidiary.

"CFC" means (a) each Person that is a "controlled foreign corporation" for purposes of Section 957 of the Code and (b) each Subsidiary of any such controlled foreign corporation.

"CFC Holding Company" means a Subsidiary, substantially all of the assets of which consist of Equity Interests or Indebtedness of (a) one or more CFCs or (b) one or more CFC Holding Companies.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan unless such plan is party of a group) of Equity Interests in Parent representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Parent, (b) the Borrower shall cease to be a wholly-owned direct Subsidiary of Parent or another Loan Party that is a wholly-owned Subsidiary of Parent or (c) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not (i) directors of Parent on the date of this Agreement or (ii) nominated or approved by the board of directors of Parent.

"Change in Law" means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, including the entry into any agreement with such Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Charges" has the meaning set forth in Section 9.13.

 "Class", when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.22, 2.23 and 2.24.

"Closing Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded.

"Co-Documentation Agents" means Citibank N.A., BMO Harris Bank, N.A., Wells Fargo Bank, N.A., Capital One, National Association and TD Bank, N.A. in their capacity as co-documentation agents for the Facilities provided for herein.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

"Collateral Agreements" means the Israeli Collateral Agreements and the U.S. Collateral Agreement.

"Collateral and Guarantee Requirement" means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Parent, the Borrower and each Designated Subsidiary either (i) counterparts of (A) the Guarantee Agreement duly executed and delivered on behalf of such person and (B) each applicable Collateral Agreement duly executed and delivered on behalf of such Person in acceptable form for filing with each applicable Governmental Authority (including, if applicable, the Registrar of Companies, the Registrar of Patents and the Registrar of Pledges) together with such other applications, consents and ancillary documentation as detailed in the Collateral Agreement or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, (A) a supplement to the Guarantee Agreement, substantially in the form specified therein (or as otherwise agreed by the Administrative Agent) and (B) a supplement to each applicable Collateral Agreement, substantially in the form specified therein (or as otherwise agreed by the Administrative Agent), or, to the extent reasonably required by the Administrative Agent, additional Collateral Agreements, duly executed and delivered on behalf of such Person, together with documents of the type referred to in paragraph (e) of Section 4.01 and clauses (a)(i)(B) and (d) of the definition of the term "Collateral and Guarantee Requirement" and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in paragraph (d) of Section 4.01, with respect to such Designated Subsidiary;

(b) (i) all outstanding Equity Interests in the Borrower and any Significant Subsidiary (other than Excluded Equity Interests), in each case directly owned by any Loan Party, shall have been pledged pursuant to a Collateral Agreement and (ii) the Administrative Agent shall, to the extent required by such Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, and, with respect to Equity Interests of Persons formed in Israel, irrevocable instructions in relation to payments while an Event of Default shall have occurred and be continuing;

(c) all (i) Indebtedness of Parent and each Subsidiary that is owing to any Loan Party in an aggregate principal amount in excess of $20,000,000 shall be evidenced by the Intercompany Note or a promissory note and shall have been pledged pursuant to a Collateral Agreement or a supplement to a Collateral Agreement, and the Administrative Agent shall have received all such Intercompany Notes or promissory notes, as applicable, together with undated instruments of transfer with respect thereto endorsed in blank, except that Indebtedness of Parent and each Subsidiary that is owing to any Loan Party and is incurred from time to time in the ordinary course of business shall not be required to be evidenced by an Intercompany Note or promissory note and the ancillary documentation referred to above (irrespective of the amount of such Indebtedness), to the extent that such Indebtedness is repaid or reduced to or below the aforementioned $20,000,000, in each case, within 45 days of the date incurred;

(d) all documents and instruments, including Uniform Commercial Code financing statements, charge registration forms ("Forms 10") and pledge notices in acceptable form for filing with the Registrar of Companies, the Registrar of Pledges and the Registrar of Patents (as applicable) and Hebrew convenience translations of any Collateral Agreement, in each case, as required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to evidence the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the definition of the term "Collateral and Guarantee Requirement," shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the Loan Party that is the record owner of such Mortgaged Property, (ii) other than with respect to any Mortgaged Property located in the State of Israel, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements and affirmative coverage as the Administrative Agent may reasonably request, (iii) if Parent is in receipt of a standard flood hazard determination that shows that a Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, Parent shall (prior to the delivery of a counterpart to the Mortgage for such Mortgaged Property) deliver to the Administrative Agent evidence of such flood insurance as may be required under applicable law or regulations, including the Flood Insurance Regulations, and in any event in form, substance and amount reasonably satisfactory to the Administrative Agent, (iv) a survey as may exist and in the possession of a Loan Party at such time with respect to any such Mortgaged Property, (v) with respect to any Mortgaged Property located in the State of Israel or owned by any Israeli Loan Party, all documents and instruments required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded with any Governmental Authority (including for the purpose of perfection) and (vi) legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage and with respect to the enforceability, due authorization, execution and delivery of such Mortgage.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Loan Parties shall have the time periods specified in (x) Section 5.16 to satisfy the Collateral and Guarantee Requirement with respect to the items specified in Schedule 5.16 and (y) Section 5.11 to satisfy the Collateral and Collateral Requirement with respect to Designated Subsidiaries newly acquired or formed (or which first become Designated Subsidiaries) after the Closing Date or Section 5.13 to satisfy the Collateral and Guarantee Requirement with respect to any Material Real Property acquired by any Loan Party after the Closing Date, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, in each case as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Parent and the Subsidiaries (including the imposition of withholding or other material taxes or as the result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction)), shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, (c) Liens required to be granted from time to time pursuant to the definition of the term "Collateral and Guarantee Requirement" shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (d) in no event shall the Collateral (directly or indirectly, including by way of an offset or otherwise) include any Excluded Assets. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Closing Date and the time periods set forth in Schedule 5.16 or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Closing Date) if it and the Borrower reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to cash deposit, securities accounts or commodity accounts, (b) notice be required to be sent to account debtors or other contractual third parties prior to the occurrence and absent the continuance of an Event of Default, (c) landlord lien waivers, estoppels or collateral access letters be required to be delivered, (d) perfection be required with respect to letter of credit rights and commercial tort claims (except to the extent perfected through the filing of Uniform Commercial Code financing statements or registration with the Registrar of Companies or Registrar of Pledges) or (e) security documents governed by the laws of a jurisdiction other than Israel and the United States or any State thereof or the District of Columbia be required (it being understood and agreed that notwithstanding anything herein to the contrary, security interests in any IIA-Funded Know-How shall be subject to the immediately following paragraph and shall be granted solely under security documents governed by Israeli law and subject to the exclusive jurisdiction of Israeli courts).

The Secured Parties hereby acknowledge that any security interest in any IIA-Funded Know-How, to the extent applicable, and the realization thereof is subject to the Research Law.  In addition, the Secured Parties hereby acknowledge that (a) the grant of the security interest in any IIA-Funded Know-How will require and will be subject to the approval of the Israeli Innovation Authority and to the execution and delivery by the Administrative Agent, on behalf of itself and the other Secured Parties, of an undertaking towards the Israeli Innovation Authority, in the form attached hereto as Exhibit M or any similar form requested by the Israeli Innovation Authority which does not adversely affect the Lenders in their capacity as Secured Parties in respect of the IIA-Funded Know-How (the "IIA Undertaking"), prior to the creation of such security interest, (b) any realization of a security interest in IIA-Funded Know-How, including the sale, assignment or license of the IIA-Funded Know-How and its transfer within the framework of realization procedures under the Loan Documents will require and be subject to the approval of the Israeli Innovation Authority and to the conditions of the IIA Approval and of the Research Law.  In addition, any realization of the IIA-Funded Know-How will be subject to receiving an undertaking of the grantee, potential buyer or any other transferee to assume the applicable obligations in respect of such IIA-Funded Know-How in accordance with the Research Law and in accordance with the terms of the program pursuant to which grants were provided to the applicable Loan Party.  This paragraph is referred to herein as the "IIA Provision."  The Secured Parties hereby authorize the Administrative Agent to take, or refrain from taking, any actions or to enter into any necessary undertakings or agreements on behalf of the Secured Parties that the Administrative Agent shall determine in its sole discretion are necessary to comply with the IIA Provision or any other requirements of the Israeli Innovation Authority with respect to IIA-Funded Know-How and any ancillary or related property.

"Commitment" means with respect to any Lender, such Lender's Initial Term Loan Commitment, Incremental Term Commitment of any Series, Revolving Commitment or any combination thereof (as the context requires). Additional Revolving Commitments may be established pursuant to Sections 2.22 and 2.23.

"Commitment Fee Rate" means 0.375% per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of Parent after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Companies Law" means the Israeli Companies Law, 5759-1999, and any regulations promulgated thereunder.

"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus without duplication and (other than in the case of clauses (a)(x) and (a)(xi)) to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)

(i)           Consolidated Interest Expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii)          provision for taxes based on income, profits or losses (whether paid, estimated or accrued), including foreign withholding taxes, and for corporate franchise, capital stock, net worth, value-added taxes and similar taxes (including penalties and interest, if any), in each case during such period,

(iii)         all amounts attributable to depreciation, depletion and amortization (including amortization or impairment of intangible assets and properties) for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period),

(iv)        any extraordinary, unusual or nonrecurring losses or charges for such period, determined on a consolidated basis in accordance with GAAP,

(v)         any Non-Cash Charges for such period; provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a)(v) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made,

(vi)        any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement or other derivative instruments,

(vii)       any unrealized losses for such period attributable to the application of "mark to market" accounting in respect of Hedging Agreements or other derivative instruments,

(viii)      proceeds of, and expenses and charges associated with, liability or casualty event or business interruption insurance to the extent actually received or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days),

(ix)         charges, losses or expenses to the extent indemnified, reimbursable or insured to the extent actually received or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the applicable counterparty and only to the extent that such amount is (A) not denied by the applicable counterparty in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), plus

(x)          any gain relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(iv) below,

(xi)         cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and were not added back,

(xii)        accruals and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions or issuances of debt or equity permitted under the Loan Documents, whether or not consummated, and

(xiii)       restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and closure of facilities and adjustments to existing reserves) whether or not classified as restructuring expense on the consolidated financial statements, plus

(xiv)       losses on asset sales, disposals or abandonments (other than asset sales, disposals and abandonments in the ordinary course of business), plus

(xv)        actual net losses resulting from discontinued operations, plus

(b)           Pro Forma Adjustments in connection with Permitted Acquisitions (including the Acquisition) consummated during such period (or, for purposes of determining whether such Permitted Acquisition and any related Investment or incurrence of Indebtedness or Lien is permitted, after the end of such period) and other Initiatives; provided that (i) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (ii) the aggregate amount of all amounts under this clause (b) that increase Consolidated EBITDA in any Test Period shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such Test Period (calculated before giving effect to such adjustments and all other adjustments to Consolidated EBITDA and before giving effect to all adjustments in connection with the Acquisition); and minus

(c)           without duplication and to the extent included in determining such Consolidated Net Income:

(i)           any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP,

(ii)          any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP,

(iii)         any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP,

(iv)        any unrealized gains for such period attributable to the application of "mark to market" accounting in respect of Hedging Agreements,

(v)         gains on asset sales, disposals or abandonments (other than asset sales, disposals and abandonments in the ordinary course of business), and

(vi)        actual net gains resulting from discontinued operations.

provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses.  For purposes of calculating Consolidated EBITDA for any period to determine the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio, if during such period Parent or any Subsidiary shall have consummated a Permitted Acquisition, any Initiative, any Subsidiary shall have been designated an Unrestricted Subsidiary or any Unrestricted Subsidiary shall have been designated as a Subsidiary, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(c).  For purposes of determining the First Lien Net Leverage Ratio, Total Net Leverage Ratio and the Secured Net Leverage Ratio with respect to any period including a fiscal quarter ended on or prior to the Closing Date, Consolidated EBITDA will (subject to Section 1.04(c) with respect to any Permitted Acquisition, Initiative or Subsidiary Designation after the Closing Date) be deemed to be equal to (i) for the fiscal quarter ended June 30, 2015, $60,187,000, (ii) for the fiscal quarter ended September 30, 2015, $62,718,000, (iii) for the fiscal quarter ended December 31, 2015, $97,148,000 and (iv) for the fiscal quarter ended March 31, 2016, $72,722,000.

"Consolidated Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of Parent and its Subsidiaries (including all commissions, discounts and other fees, expenses and charges owed with respect to borrowed money, letters of credit and bankers' acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding, however, any amounts referred to in Section 2.13 payable to the Administrative Agent and Lenders on or before the Closing Date.

"Consolidated Net Income" means, for any period, the net income or loss of Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than Parent) that is not, or prior to the date it becomes, a consolidated Subsidiary except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Parent or, subject to clauses (b) and (c) of this proviso, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to any Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other cash distributions have been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly-owned by Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.  Notwithstanding the foregoing, the amount of any cash dividends paid by any Unrestricted Subsidiary and received by Parent or the Subsidiaries during any such period shall be included, without duplication and subject to clauses (b) and (c) of the proviso in the immediately preceding sentence, in the calculation of Consolidated Net Income for such period.  For purposes of calculating Consolidated Net Income for any period to determine the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio, if during such period Parent or any Subsidiary shall have consummated a Permitted Acquisition, an Initiative or a Subsidiary Designation, Consolidated Net Income for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(c).

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Party" means the Administrative Agent, each Issuing Lender, the Swingline Lender and each Lender.

"Cumulative Consolidated Net Income" means, as of any date of determination, the cumulative amount of Consolidated Net Income for the period (taken as one accounting period) commencing on October 1, 2016 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

"Default" means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such written certification, (d) has become the subject of a (A) Bankruptcy Event or (B) a Bail-In Action or (e) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or its Lender Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Borrower and each Lender.

"Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by Parent or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate of an Authorized Officer, setting forth the basis of such valuation, less the amount of cash and Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

"Designated Subsidiary" means each Subsidiary that is not an Excluded Subsidiary.

"Disposition" has the meaning set forth in Section 6.05.

"Disqualified Equity Interest" means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)        matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)        is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)        is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Parent or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale" or a "change of control" (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

"Disqualified Institutions" means (a) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified by name to the Arrangers by the Borrower from time to time in writing, subject to the written consent of the Arrangers (not to be unreasonably withheld or delayed), (b) competitors of the Borrower, inContact and their respective Subsidiaries (including Unrestricted Subsidiaries) in each case identified by name in writing by the Borrower to the Administrative Agent from time to time, (c) any Israeli non-bank financial institutions and (d) as to any entity referenced in each case of clauses (a), (b) and (c) above (the "Primary Disqualified Institution"), any of such Primary Disqualified Institution's known Affiliates readily identifiable solely by similarity of name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.  For the avoidance of doubt (i) the Administrative Agent shall, and shall be permitted to, provide such list of Disqualified Institutions to the Lenders and prospective Lenders, (ii) any addition to the list of Disqualified Institutions pursuant to clause (b) above will not become effective until at least three Business Days after such addition is posted to the Lenders and (iii) no retroactive disqualification of the Lenders that later become Disqualified Institutions shall be permitted.  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Institution or have any liability with respect to any assignment made to a Disqualified Institution.  Any such list of Disqualified Institutions and any updates to the list shall be delivered to the email address titled JPMDQ_Contact@jpmorgan.com.

"Domestic Subsidiary" means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Domestic Subsidiary Loan Party" means any Loan Party that is a Domestic Subsidiary.

"EEA Financial Institution" means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) Parent, any Subsidiary or any other Affiliate of Parent, in each case other than any Disqualified Institution.

"Environmental Laws" means all Requirements of Law relating to pollution or the protection of the environment or natural resources (or, as it relates to exposure to hazardous or toxic substances, human health and safety matters).

"Environmental Liability" means any liability, obligation, loss, claim, lawsuit or order, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities) directly or indirectly resulting or arising from  (a) the violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials, (d) exposure to any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Permits" means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued or required under Environmental Laws.

"Equity Interests" means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

"ERISA Event" means (a) the existence, with respect to any Plan of Parent, of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); (j) the failure by Parent or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA or (k) a Foreign Plan Event.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning set forth in Article VII.

"Exchange Act" means the United States Securities Exchange Act of 1934.

"Excluded Assets" means (a) any fee-owned real property with a fair market value of less than $7,500,000; (b) any leasehold interests in real property; (c) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement or a similar filing in a non-U.S. jurisdiction); (d) any assets if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited or restricted by any Requirements of Law; provided that such asset shall cease to be an Excluded Asset at such time as such prohibition ceases to be in effect; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent or any Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction notwithstanding such prohibition or right of termination; (f) (A) any asset to the extent that a grant of a security interest therein would require the consent (other than a consent that has been obtained and other than with respect to IIA-Funded Know-How, which shall be subject to the IIA Provision) of a third Person (other than Parent or any Subsidiary) in each case pursuant to an agreement relating to secured Indebtedness permitted by clause (b), (e), (f), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q) or (u) of Section 6.01 so long as such consent requirement applies only to the assets securing such Indebtedness and (B) any lease, license or other agreement which requires the consent (other than a consent that has been obtained and other than with respect to IIA-Funded Know-How, which shall be subject to the IIA Provision) of a third Person (other than Parent or any Subsidiary) in order for such lease, license or other agreement (or rights thereunder) to be part of the Collateral, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction notwithstanding such consent requirement; (g) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (h) "intent-to-use" trademark applications, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require governmental approval or consent (other than an approval or consent that has been obtained and, to the extent relevant, other than with respect to IIA-Funded Know-How, which shall be subject to the IIA Provision), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or analogous law of any non-U.S. jurisdiction notwithstanding such prohibition, restriction or consent requirement; (j) any Excluded Equity Interests; (k) other customary exclusions under applicable local law or in applicable local jurisdictions as mutually agreed by the Administrative Agent and the Borrower; (l) margin stock; (m) assets in any CFC or any CFC Holding Company and other assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined in good faith by the Borrower; (n) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; (o) cash or other assets restricted that are subject to Liens permitted under Section 6.02(l) or Hedging Agreements entered into in the ordinary course of business with relationship banks of Parent or any of its Subsidiaries; and (p) any asset that is the target or subject of Sanctions.

"Excluded Equity Interests" means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. tax purposes) of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited or restricted by any Requirements of Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (c) Equity Interests in any Person that is not a wholly-owned Subsidiary directly owned by a Loan Party; provided that such Equity Interest shall cease to be an Excluded Equity Interest if such Person becomes a wholly-owned Subsidiary directly owned by a Loan Party and (d) Equity Interests as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost obtaining such a security interest or perfection thereof are excessive in relation to the benefit of the Lenders of the security to be afforded thereby.

"Excluded Subsidiary" means (a) any Subsidiary that is not a wholly-owned Significant Subsidiary, (b) any Subsidiary that is a Foreign Subsidiary (unless such Subsidiary is organized under the laws of Israel), (c) any Subsidiary (other than the Borrower) that is a CFC or a CFC Holding Company (and accordingly, in no event shall a CFC or a CFC Holding Company be required to enter into any Security Document or pledge any assets hereunder), (d) any Subsidiary that is prohibited or restricted by Requirements of Law or by contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Loan Document Obligations or if guaranteeing the Obligations (i) would require governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee or (ii) could result in material adverse tax consequences as reasonably determined by the Borrower, (e) a special purpose securitization vehicle (or similar entity), (f) a not for profit Subsidiary, (g) a captive insurance Subsidiary, (h) any Unrestricted Subsidiary or (i) a Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of foregoing clauses apply to such Subsidiary.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Loan Party and any and all applicable guarantees of such Loan Party's swap obligations by the other Loan Parties) by virtue of Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant by any Loan Party of a security interest, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending or branch office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending or branch office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.18(f) and (d) any Taxes imposed under FATCA.

"Existing inContact Credit Agreement" means that certain Revolving Credit Loan Agreement, dated July 16, 2009, between inContact and Zions First National Bank.

"Facility" means each of (a) the Initial Term Facility, (b) the Revolving Facility and (c) any Incremental Term Facility.

"FATCA" means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for  purposes of this Agreement.

"Fee Payment Date" means, (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

"Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, corporate vice president of finance or controller of such Person (or other persons holding similar duties).

"First Lien Net Leverage Ratio" means, on any date of determination, the ratio of (a) an amount equal to (x) Total First Lien Indebtedness as of the last day of the Test Period most recently ended on or prior to such date less (y) Unrestricted Cash of Parent and its Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date in an amount not to exceed $100,000,000 in the aggregate, and with such Unrestricted Cash calculated net of the amount of any Taxes that would have been required to be paid if such Unrestricted Cash had been used to repay Indebtedness constituting Total First Lien Indebtedness (provided that if the aggregate amount of Unrestricted Cash of Parent and its Subsidiaries as of such date is in excess of $150,000,000 (prior to giving effect to any such netting), no such netting shall be required) to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

"Flood Insurance Regulations" means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), program or agreement that is not subject to US law and is maintained or contributed to by, or entered into with, Parent, any Affiliate, or any other entity to the extent Parent could have any liability in respect of its current or former employees, other than any employee benefit plan, program or agreement that is sponsored or maintained exclusively by a Governmental Authority.

"Foreign Plan Event" means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any contributions or payments required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered with such Governmental Authorities; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Funding Lenders" means, at any time, all Lenders other than any Lenders that at such time are Non-Funding Lenders.

"Funding Office" means such office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

"Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

"Governmental Authority" means the government of the United States of America, the State of Israel, any other nation or government, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Bank of Israel, the Commissioner of Capital Markets, Insurance and Savings Department in the Israeli Ministry of Finance and including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Parent)).  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantee Agreement" means the Guarantee Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit K.

"Hazardous Materials" means petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, mercury, lime solids, radon gas and all other substances, wastes or other pollutants (including explosive, radioactive, hazardous or toxic substances or wastes) that are regulated pursuant to any Environmental Law due to their potential harmful or deleterious effects on human health or the environment.

"Hedging Agreement" means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any Subsidiary shall be a Hedging Agreement.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

"IIA Approval" means the Initial IIA Approval and any other approval (substantially similar to the Initial IIA Approval or in form and substance reasonably satisfactory to the Administrative Agent) of the Israeli Innovation Authority granted in connection with the transactions contemplated by the Loan Documents.

"IIA-Funded Know-How" means the Intellectual Property forming part of the Collateral that was developed with the support of the Israeli Innovation Authority, including any rights derived therefrom.

"IIA Provision" has the meaning set forth in the definition of the term "Collateral and Guarantee Requirement".

"IIA Rights" means all the rights, powers and privileges of the Research Committee by virtue of the Research Law and/or any instrument of approval granted by the Israeli Innovation Authority, pursuant to the Israeli Innovation Authority's powers under the Research Law.

"IIA Undertaking" has the meaning set forth in the definition of the term "Collateral and Guarantee Requirement."

"Impacted Interest Period" has the meaning set forth in the definition of the term "LIBO Rate."

"inContact" means inContact, Inc., a Delaware corporation.

"inContact Material Adverse Effect" means, with respect to inContact, a material adverse effect on (a) the condition (financial or otherwise), business, assets or results of operations of inContact and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on inContact and its Subsidiaries, taken as a whole, relative to other participants in the industry in which inContact and its Subsidiaries operate, (ii) changes in GAAP, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which inContact and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on inContact and its Subsidiaries, taken as a whole, relative to other participants in the industry in which inContact and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on inContact and its Subsidiaries, taken as a whole, relative to other participants in the industry in which inContact and its Subsidiaries operate, (v) the announcement, pendency or consummation of the transactions contemplated by the Acquisition Agreement (including any loss of, or adverse change in, the relationship of inContact or any of its Subsidiaries with its employees, customers, distributors, partners, suppliers or other business partners resulting therefrom; provided that this clause (v) shall not apply with respect to any representation or warranty, or any condition to consummation of the Merger to the extent related thereto, that by its terms addresses the consequences of the announcement or consummation of the transactions contemplated by the Acquisition Agreement), (vi) any failure by inContact and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (vi) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to an inContact Material Adverse Effect), (vii) any actions taken by the Company at the express written request of Parent or (viii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Acquisition Agreement; or (b) inContact's ability to consummate the transactions contemplated by the Acquisition Agreement.  Terms used in this definition (other than "Acquisition Agreement" and "inContact Material Adverse Effect") have the meanings assigned thereto in the Acquisition Agreement.

"inContact Refinancing" means (a) the payment in full of all indebtedness outstanding under the Existing inContact Credit Agreement, (b) the termination or cash collateralization of all letters of credit issued thereunder, (c) the termination of all commitments outstanding thereunder and (d) the release of all Liens securing obligations thereunder.

"inContact Required Financials" has the meaning set forth in Section 3.04(a).

"Incremental Acquisition Term Facility" means Incremental Term Commitments designated as an "Incremental Acquisition Term Facility" by the Borrower, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Incremental Facility Amendment, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

"Incremental Commitments" means the Incremental Term Commitments and the Incremental Revolving Commitments.

"Incremental Equivalent Debt" has the meaning set forth in Section 6.01(h).

"Incremental Facility Amendment" means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

"Incremental Junior Debt" has the meaning set forth in Section 6.01(h).

"Incremental Lenders" means the Incremental Term Lenders and the Incremental Revolving Lenders.

"Incremental Pari Passu Debt" has the meaning set forth in Section 6.01(h).

"Incremental Revolving Commitment" means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.22, to make additional Revolving Commitments available hereunder, expressed as an amount representing the maximum principal amount of the Revolving Loans to be made by such Lender in respect thereof.

"Incremental Revolving Lender" means a Lender providing Incremental Revolving Commitments.

"Incremental Term Commitment" means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.22, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

"Incremental Term Facility" means an incremental facility established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Term Commitments.

"Incremental Term Lender" means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

"Incremental Term Loan" means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.22.

"Incremental Term Maturity Date" means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding, for the avoidance of doubt, trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable, deferred compensation arrangements for employees, directors and officers and other accrued obligations, in each case in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount that would be available for drawing under all letters of credit issued for the account of such Person, together without duplication, the amount of all honored but unpaid drawings and/or unreimbursed payments thereunder and all obligations, contingent or otherwise, of such Person as an account party in respect of letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (x) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (y) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, the term "Indebtedness" shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is more than 90 days overdue and such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP; (ii) current accounts payable incurred in the ordinary course of business; (iii) obligations in respect of non-competes and similar agreements; (iv) Hedging Obligations; (v) obligations in respect of Cash Management Services; and (vi) licenses and operating leases. The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), VAT imposed on or with respect to any payment made by any Israeli Loan Party under any Loan Document and Other Taxes.

"Indemnitee" has the meaning set forth in Section 9.03(b).

"Initial IIA Approval" has the meaning set forth in Section 4.01(n).

"Initial Term Facility" means the term loan facility established pursuant to Section 2.02(a).

"Initial Term Loan" means a Loan made pursuant to Section 2.02(a).

"Initial Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Initial Term Loan Commitment is set forth in Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders' Initial Term Loan Commitments is $475,000,000.

"Initiative" means any Specified Transaction, restructuring, business optimization activity, cost savings initiative or other similar initiative (including restructuring charges and any charges and expenses incurred in connection with Capital Expenditures for future expansion and business optimization projects).

"Intellectual Property" has the meaning set forth in the U.S. Collateral Agreement.

"Intercompany Note" means an intercompany note among the Loan Parties and the Subsidiaries party thereto, substantially in the form of Exhibit L or any other form approved by the Administrative Agent.

"Intercreditor Agreement" means (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower, and (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower (including a customary standstill provision and a customary waiver by the junior priority creditors of any right to object to the manner in which the Administrative Agent or the Secured Parties enforce or collect the Obligations or the liens granted on any of the Collateral).

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

"Interest Payment Date" means (a) with respect to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December and the final maturity date of such Loan, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months' duration after the first day of such Interest Period and (c) as to any Swingline Loan, the day that such Loan is required to be repaid.

"Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed by all Lenders of the Class participating therein, 12 months thereafter or any other period acceptable to the Administrative Agent), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Interpolated Rate" means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for U.S. Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.  When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for U.S. Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

"Investment" means, with respect to a specified Person, (a) any purchase of Equity Interests, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness of or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date (excluding any portion thereof representing paid-in-kind interest or principal accretion), without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term "Guarantee", (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by Parent in accordance with GAAP) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received in cash, or other property that has been converted into cash or is readily marketable for cash, by such specified Person representing a return of capital of such Investment, but without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Parent) of such Equity Interests at the time of the issuance thereof.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of Parent.  Any basket in this Agreement used to make an Investment by any Loan Party on or after the Closing Date in any Person that is not a Loan Party on the date such Investment is made but subsequently becomes a Loan Party in accordance with the terms of this Agreement shall be refreshed by the amount of the Investment so made on the date such Person so becomes a Loan Party.

"Investment Company Act" means the U.S. Investment Company Act of 1940, as amended.

"IP Security Agreement" has the meaning set forth in the U.S. Collateral Agreement.

"IRS" means the United States Internal Revenue Service.

"Israeli Collateral Agreements" means any pledge, charge, mortgage, security and/or collateral agreements, assignments or other documents securing the Obligations, between Parent or any other Loan Party organized in the State of Israel or that owns Collateral located in the State of Israel (including Equity Interests in any Significant Subsidiary organized in the State of Israel (other than Excluded Equity Interests)) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

"Israeli Innovation Authority" means the Israeli National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy, or any successor Governmental Authority.

"Israeli Lender" means a Lender subject to the Bank of Israel guidelines and directives.

"Israeli Loan Party" means any Loan Party organized under the laws of the State of Israel.

"Israeli Patents" has the meaning set forth in Section 3.16(a).

"Israeli Regulatory Guidelines" has the meaning set forth in Section 9.19.

"Issuing Lender" means each of JPMorgan Chase Bank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an "Issuing Lender" hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to "the Issuing Lender" shall be deemed to be a reference to the relevant Issuing Lender.

"Judgment Currency" has the meaning set forth in Section 9.18(b).

"L/C Commitment" means $5,000,000.

"L/C Exposure" means, at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time; provided that, in the case of Section 2.04(a) when a Non-Funding Lender shall exist, the L/C Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21.

"L/C Obligations" means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.06(e).

"L/C Participants" means, the collective reference to all the Revolving Lenders other than the Issuing Lender.

"Latest Maturity Date" means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including in respect of any Incremental Term Facility and including any Maturity Date that has been extended from time to time in accordance with this Agreement.

"LCA Action" has the meaning set forth in Section 1.06.

"LCA Election" has the meaning set forth in Section 1.06.

"LCA Test Date" has the meaning set forth in Section 1.06.

"Lender Parent" means, with respect to any Lender, any Person in respect of which such Lender is a Subsidiary.

"Lenders" means the Persons listed in Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letters of Credit" has the meaning set forth in Section 2.06(a).

"LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the "Screen Rate") as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") with respect to U.S. Dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of pledge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Limited Condition Acquisition" means any acquisition by Parent or one or more of its Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and which is designated as a Limited Condition Acquisition by Parent or such Subsidiary in writing to the Administrative Agent.

"Loan Document Obligations" means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and Reimbursement Obligations, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys' fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

"Loan Documents" means this Agreement, the Guarantee Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Intercreditor Agreement, any Loan Modification Agreement, the Collateral Agreements, the other Security Documents, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

"Loan Modification Agreement" means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and Parent, among the Borrower and the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

"Loan Modification Offer" has the meaning set forth in Section 2.24(a).

"Loan Parties" means Parent, the Borrower and each Subsidiary that is a party to the Guarantee Agreement.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

"Local Time" means New York City time.

"Majority in Interest", when used in reference to Lenders of any Class, means, at any time, Lenders other than Non-Funding Lenders holding outstanding Loans of such Class (or, in respect of any Class of revolving commitments, Commitments of such Class) representing more than 50% of the aggregate principal amount of all Loans (or the aggregate amount of Commitments) of such Class outstanding at such time (other than (i) Loans or Commitments of Non-Funding Lenders and (ii) in respect of Section 2.08(d) and Section 2.15(b), Loans or Commitments of Non-Funding Lenders).

"Material Adverse Effect" means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, operations or financial condition of Parent and the Subsidiaries, in each case, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

"Material Indebtedness" means Indebtedness (other than the Loans and Guarantees under the Loan Documents) or Hedging Obligations of any one or more of Parent and the Subsidiaries in an aggregate principal amount of $50,000,000 or more.  For purposes of determining Material Indebtedness, the "principal amount" of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if the applicable Hedging Agreement were terminated at such time.

"Material Real Property" means any and all parcel or real property owned in fee by any Loan Party, other than any Excluded Asset.

"Maturity Date" means the Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series, the Revolving Termination Date or any extended maturity date with respect to all or a portion of any Class of Loans or Commitments hereunder pursuant to a Refinancing Facility Agreement or a Loan Modification Agreement, as the context requires.

"Maximum Incremental Amount" means an amount represented by Incremental Commitments to be incurred pursuant to Section 2.22 that would not, immediately after giving effect to the incurrence thereof (excluding from such pro forma calculation the Net Proceeds of any Loans made in respect thereof and assuming that the full amount of such Incremental Commitments is drawn), cause the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 2.00 to 1.00.

"Maximum Rate" has the meaning set forth in Section 9.13.

"Minimum Extension Condition" has the meaning set forth in Section 2.24(a).

"MNPI" means material information concerning Parent, inContact, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, "material information" means information concerning Parent, inContact, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and State securities laws.

"Moody's" means Moody's Investors Service, Inc., and any successor to its rating agency business.

"Mortgage" means a mortgage, deed of trust, deed to secure debt, trust deed or other similar security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

"Mortgaged Property" means collectively, any and all parcels of or interests in real property owned in fee by any Loan Party and covered by a Mortgage delivered pursuant to Section 5.11 or Section 5.13 (subject to the limitations in the definition of the term "Collateral and Guarantee Requirement"), together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof. For the avoidance of doubt, no Excluded Asset shall be Mortgaged Property.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Proceeds" means, with respect to any event, (a) the cash proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out‑of‑pocket expenses paid in connection with such event by Parent and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by Parent and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, any Permitted First Priority Refinancing Indebtedness, any Permitted Second Priority Refinancing Indebtedness and any Permitted Unsecured Refinancing Indebtedness) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of Parent and the Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by Parent or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Parent and the Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to Parent or any other Loan Party), and the amount of any reserves established by Parent and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable, that in each case are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of Parent).  For purposes of this definition, in the event any taxes estimated to be payable with respect to any event as described in clause (b)(iii) above are determined by Parent or the applicable Subsidiary not to be payable or any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, in an aggregate amount equal to or greater than $500,000, the amount of such estimated taxes not payable or reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such determination or reduction, of cash proceeds in respect of such event.

"Non-Cash Charges" means any non-cash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of Parent or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable, (d) the non-cash impact of accounting changes or restatements, (e) non-cash charges and expenses resulting from pension adjustments and (f) any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

"Non-Consenting Lender" has the meaning set forth in Section 9.02(c).

"Non-Funding Lender" means any Defaulting Lender and any Restricted Israeli Lender.

"Obligations" means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedging Obligations.

"Organizational Documents"  means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

"Other Revolving Commitments" means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Facility Agreement.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

"Parent" has the meaning set forth in the preamble hereto.

"Parent Required Financials" has the meaning set forth in Section 3.04(a).

"Participant" has the meaning set forth in Section 9.04(c).

"Participant Register" has the meaning set forth in Section 9.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

"Perfection Certificate" means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

"Permitted Acquisition" means the purchase or other acquisition, by merger or otherwise, by Parent or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that, in each case, (i) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (ii) with respect to each such purchase or other acquisition, all actions required to be taken (if any) with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term "Collateral and Guarantee Requirement" shall be taken within the required time periods for satisfaction of such requirements set forth therein, (iii) at the time of the entry into the definitive documentation with respect to such purchase or acquisition, no Event of Default shall have occurred and be continuing, in each case, immediately after giving Pro Forma Effect to such purchase or other acquisition as if it were consummated on such date, including the incurrence of Indebtedness in connection therewith and (iv) at the time of the entry into the definitive documentation with respect to such purchase or acquisition, Parent and its Subsidiaries shall be in Pro Forma Compliance with the then-applicable financial covenant level set forth in Section 6.13; provided further that the aggregate consideration paid by Parent or any of its Subsidiaries in respect of Permitted Acquisitions consisting of the purchase or other acquisition of Equity Interests in a Person that does not become a Loan Party or the purchase or other acquisition of assets by a Subsidiary that is not a Loan Party shall not exceed the greater of (i) $200,000,000 and (ii) 65% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time of such acquisition.  For the avoidance of doubt, the Acquisition shall be deemed to be a Permitted Acquisition for all purposes under this Agreement.

"Permitted Amendment" means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of the Maturity Date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) in the case of Term Loans, changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new "Class" of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable only to the applicable Loans and/or Commitments of the Accepting Lenders that either are (i) less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments or (ii) only apply after the Latest Maturity Date in effect immediately prior to giving effect to such Permitted Amendments and, in each case, that are reasonably acceptable to the Administrative Agent.

"Permitted Amount" means, as of any date, (a) the greater of (i) $200,000,000 and (ii) 65% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such date less (b) the sum of, without duplication, (i) the aggregate amount of Investments by Loan Parties in Subsidiaries (including Unrestricted Subsidiaries) that are not Loan Parties outstanding under Section 6.04(d) as of such date, (ii) the aggregate outstanding amount of loans or advances made by Loan Parties to Subsidiaries (including Unrestricted Subsidiaries) that are not Loan Parties under Section 6.04(e) as of such date, (iii) the aggregate outstanding amount of Indebtedness of Subsidiaries (including Unrestricted Subsidiaries) that are not Loan Parties guaranteed by Loan Parties under Section 6.04(f) as of such date and (iv) the aggregate amount of Dispositions by Loan Parties to Subsidiaries (including Unrestricted Subsidiaries) that are not Loan Parties under Section 6.05(b)(ii) as of such date.

"Permitted Encumbrances" means:

(a)        Liens imposed by law for Taxes that are not yet due or delinquent or are being contested in compliance with Section 5.05;

(b)        carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code or any analogous laws), arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, that are being contested in compliance with Section 5.05;

(c)        (i) Liens (including pledges and deposits) arising in the ordinary course of business in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations and (ii) pledges and deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;

(d)        pledges and deposits made (i) to secure the performance of bids, trade and commercial contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        encroachments, easements, zoning restrictions, rights-of-way and similar encumbrances on real property, and other minor title imperfections and defects with respect to real property, that in any case do not secure any monetary obligations and do not materially interfere with the use, occupancy or ordinary conduct of business of Parent or any Subsidiary at such real property;

(g)        Liens deemed to arise from repurchase agreements that constitute Permitted Investments;

(h)        Liens arising solely by virtue of any contractual, statutory or common law provisions, banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i)        Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases or consignment of goods entered into by Parent and the Subsidiaries in the ordinary course of business;

(j)        Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon (or similar provisions under applicable law);

(k)        Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the personal property subject to any lease, license or sublicense or concession agreement, in each case which are entered into in the ordinary course of business;

(l)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)        Liens that are contractual rights of setoff;

(n)        with respect to any Mortgaged Property, such exceptions appearing in Schedule B to the title insurance policies delivered to the Administrative Agent pursuant to the terms of this Agreement, all of which exceptions must be acceptable to the Administrative Agent in its reasonable judgment or expressly permitted pursuant to the terms of this Agreement;

(o)        the IIA Rights solely in respect of IIA-Funded Know-How;

(p)        customary rights of first refusal or first offer, and tag, drag and similar rights in joint venture agreements;

(q)        Liens arising from grants of non-exclusive licenses or non-exclusive sublicenses in Intellectual Property made in the ordinary course of business and that do not interfere in any material respect with the business of Parent and its Subsidiaries, taken as a whole; provided that such Liens do not secure any Indebtedness; and

(r)        with respect to any non-Domestic Subsidiary not organized in the State of Israel, other Liens and privileges arising mandatorily by any Requirements of Law in the ordinary course of business;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit, bank guarantees or similar instruments.

"Permitted First Priority Refinancing Indebtedness" means Indebtedness of Parent or any other Loan Party in the form of bonds, debentures, notes or similar instruments (but not loans) (a) that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies except to the extent set forth in the Incremental Facility Amendment) to the Liens on the Collateral securing the Obligations and any other Permitted First Priority Refinancing Indebtedness and is not secured by any property or assets of Parent or any of the Subsidiaries other than the Collateral (or property or assets that substantially concurrently become Collateral), (b) the proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class; provided that the principal amount of such Permitted First Priority Refinancing Indebtedness shall not exceed the amount of the Term Loan Borrowings so refinanced (plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings, fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith), (c) that does not mature earlier than the Maturity Date  of the Class of Term Loans so refinanced, and has a weighted average life to maturity no shorter than the Class of Term Loans so refinanced, (d) that, as determined by the Borrower, contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions or, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are no more restrictive with respect to Parent or any Subsidiary than those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the Maturity Date of the Loans and Commitments being refinanced by such Permitted First Priority Refinancing Indebtedness); provided that such Permitted First Priority Refinancing Indebtedness may contain financial maintenance covenants, so long as any such financial maintenance covenant shall not be more restrictive with respect to Parent and its Subsidiaries than (or in addition to) the financial maintenance covenant set forth in Section 6.13 (unless such financial maintenance covenants  are also added to this Agreement for the benefit of the Lenders), (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (f) that is not guaranteed by any Persons other than the Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.  Permitted First Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

"Permitted Investments" means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper or corporate demand notes maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition,  (i) a short-term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (ii) a long-term rating of "A2" or higher from Moody's or "A" or higher from S&P;

(c)        investments in certificates of deposit, banker's acceptances and demand or time deposits, in each case maturing within 365 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any commercial bank that is a Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)        "money market funds" that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short-term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (B) a long-term rating of "A2" or higher from Moody's or "A" or higher from S&P and (iii) have portfolio assets of at least $5,000,000,000;

(f)        investments in Indebtedness that is (x) issued by Persons with (i) a short-term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (ii) a long-term rating of "A2" or higher from Moody's or "A" or higher from S&P, in each case for clauses (i) and (ii) with maturities not more than 12 months after the date of acquisition and (y) of a type customarily used by companies for cash management purposes;

(g)        investments in accordance with Parent's cash management and investment policy or guidelines as provided to the Administrative Agent and as in effect on the Closing Date (as may be modified by Parent after the Closing Date in a manner reasonably satisfactory to the Administrative Agent); and

(h)        in the case of Parent or any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

"Permitted Reorganization" means any re-organization or other similar activities among Parent and its Subsidiaries (including Unrestricted Subsidiaries) related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Section 5.11, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Guarantors of the Secured Obligations are not materially reduced and (c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired; provided that, No Loan Party shall become an Unrestricted Subsidiary or an Excluded Subsidiary, and no asset of any Loan Party shall become an asset of an Unrestricted Subsidiary or an Excluded Subsidiary, in each case, as a result of such Permitted Reorganization and such related activities and investments, unless otherwise permitted under this Agreement.

"Permitted Second Priority Refinancing Indebtedness" means Indebtedness of Parent or any other Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations and any Permitted First Priority Refinancing Indebtedness and is not secured by any property or assets of Parent or any of the Subsidiaries other than the Collateral (or property or assets that substantially concurrently become Collateral), (b) the proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class; provided that the principal amount of such Permitted Second Priority Refinancing Indebtedness shall not exceed the amount of the Term Loan Borrowings so refinanced (plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings, fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith), (c) that does not mature earlier than the Maturity Date of the Class of Term Loans so refinanced, and has a weighted average life to maturity no shorter than the Class of Term Loans so refinanced, (d) that, as determined by the Borrower, contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions or, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are no more restrictive with respect to Parent or any Subsidiary than those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the Maturity Date of the Loans and Commitments being refinanced by such Permitted Second Priority Refinancing Indebtedness); provided that such Permitted Second Priority Refinancing Indebtedness may contain financial maintenance covenants, so long as any such financial maintenance covenant shall not be more restrictive with respect to Parent and its Subsidiaries than (or in addition to) the financial maintenance covenant set forth in Section 6.13 (unless such financial maintenance covenants are also added to this Agreement for the benefit of the Lenders);, (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are satisfactory to the Administrative Agent), (f) that is not guaranteed by any Persons other than the Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.  Permitted Second Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

"Permitted Unsecured Refinancing Indebtedness" means Indebtedness of Parent or any other Loan Party in the form of unsecured term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or unsecured bonds, debentures, notes or similar instruments (a) the proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class; provided that the principal amount of such Permitted Unsecured Refinancing Indebtedness shall not exceed the amount of the Term Loan Borrowings so refinanced (plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings, fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith), (b) that does not mature earlier than the Maturity Date of the Class of Term Loans so refinanced, and has a weighted average life to maturity no shorter than the Class of Term Loans so refinanced, (c) that, as determined by the Borrower, contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions or, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are no more restrictive with respect to Parent or any Subsidiary than those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the Maturity Date of the Loans and Commitments being refinanced by such Permitted Unsecured Refinancing Indebtedness); provided that such Permitted Unsecured Refinancing Indebtedness may contain financial maintenance covenants, so long as any such financial maintenance covenant shall not be more restrictive with respect to Parent and its Subsidiaries than (or in addition to) the financial maintenance covenant set forth in Section 6.13 (unless such financial maintenance covenants are also added to this Agreement for the benefit of the Lenders); and (d) that is not guaranteed by any Persons other than the Loan Parties.  Permitted Unsecured Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

"Person" means any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, Governmental Authority or other entity.

"Plan" means any "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Platform" has the meaning set forth in Section 9.01(d).

 "Post-Transaction Period" means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any other Initiative, the period beginning on the date on which such Initiative commences and ending on the last day of the fourth full consecutive fiscal quarter following the date on which such Initiative commences.

"Prepayment Event" means:

(a)        any Disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, "dispositions") of any asset of Parent or any Subsidiary, other than dispositions described in clauses (a) through (k) and (m) through (o) of Section 6.05;

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (for purposes of this defined term, collectively, "casualty events"), any asset of Parent or any Subsidiary; or

(c)        the incurrence by Parent or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred under Section 6.01.

"Prepayment Proceeds" means (a) in respect of Above-Threshold Prepayment Events, the Net Proceeds thereof, (b) in respect of Below-Threshold Prepayment Events, the Net Proceeds thereof in excess of $25,000,000 and (c) in respect of any Prepayment Event described in clause (c) of the definition thereof, the Net Proceeds of such Indebtedness.

"Primary Disqualified Institution" has the meaning set forth in the definition of the term "Disqualified Institution".

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Private Side Lender Representatives" means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

"Pro Forma Adjustment" means, with respect to any Initiative, for any Test Period, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease actually realized) in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) from cost savings, operating expense reductions, business optimization projects and other synergies (in each case net of amounts actually realized and costs incurred to achieve the same), in each case, related to such Initiative that are reasonably identifiable, factually supportable and projected by Parent in good faith to result within the Post-Transaction Period from actions taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent) within (x) in the case of any Specified Transaction, 12 months after the date of consummation of such Specified Transaction and (y) in the case of any other Initiative, 12 months after commencement of such Initiative, as applicable, including those in connection with the Acquisition; provided that, the cost savings and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA to be realized on a "run-rate" basis during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of any fiscal quarters of Parent included in such Test Period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be (i) without duplication for cost savings, synergies or additional costs already included in Consolidated EBITDA for such Test Period and (ii) made in any fiscal quarter that does not commence after the Post-Transaction Period.

"Pro Forma Basis" and "Pro Forma Compliance" means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made (subject, for the avoidance of doubt, to the limitations set forth in clause (b) of the definition of the term "Consolidated EBITDA") and (b) all Initiatives and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Initiative (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of Parent or any of the Subsidiaries or the designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of an acquisition or Investment described in the definition of the term "Specified Transaction" or designation of an Unrestricted Subsidiary as a Subsidiary, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness, and (iii) any Indebtedness incurred or assumed by Parent or any of the Subsidiaries in connection therewith; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of the term "Consolidated EBITDA" and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Parent and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term "Pro Forma Adjustment".

"Prohibited Transaction" has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

"Prohibition on Money Laundering Law" means the Israeli Prohibition on Money Laundering Law 5760-2000 and the regulations, rules, circulars and guidelines promulgated or published thereunder.

"Proposed Change" has the meaning set forth in Section 9.02(c).

"Public Side Lender Representatives" means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

"Qualified Equity Interests" means Equity Interests of Parent other than Disqualified Equity Interests.

"Quotation Day" means with respect to any Eurocurrency Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

"Recipient" means the Administrative Agent and any Lender, or any combination thereof (as the context requires).

"Refinancing Commitments" has the meaning set forth in Section 2.23(a).

"Refinancing Facility Agreement" means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

"Refinancing Indebtedness" means, in respect of any Indebtedness (the "Original Indebtedness"), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value or committed amount, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value or committed amount, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the maturity of such Original Indebtedness; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated in right of payment or otherwise to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

"Refinancing Lenders" means the Refinancing Term Lenders and the Refinancing Revolving Lenders.

"Refinancing Loans" means the Refinancing Term Loans and the Refinancing Revolving Loans.

"Refinancing Revolving Commitments" has the meaning set forth in Section 2.23(a).

"Refinancing Revolving Lender" has the meaning set forth in Section 2.23(a).

"Refinancing Revolving Loans" means any Loans made under the Refinancing Revolving Commitments.

"Refinancing Term Lender" has the meaning set forth in Section 2.23(a).

"Refinancing Term Loan" has the meaning set forth in Section 2.23(a).

"Refinancing Term Loan Commitments" has the meaning set forth in Section 2.23(a).

"Refunded Swingline Loans" has the meaning set forth in Section 2.05(b).

"Register" has the meaning set forth in Section 9.04(b)(iv).

"Registered Equivalent Notes" means, with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

"Registrar of Companies" means the Israeli Registrar of Companies.

"Registrar of Patents" means the Israeli Registrar of Patents, Designs and Trademarks.

"Registrar of Pledges" means the Israeli Registrar of Pledges.

"Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 2.06(e) for amounts drawn under Letters of Credit.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person's Affiliates.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

"Reportable Event" means any "reportable event," as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

"Required Financials" has the meaning set forth in Section 3.04(a).

"Required Lenders" means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding (provided that if the Revolving Commitments of any Class hereunder have been terminated at a time when there are other Revolving Commitments outstanding, but the Lenders in respect thereof have Revolving Extensions of Credit outstanding, for purposes of this definition only, such Lenders shall be deemed to have Revolving Commitments in the amount of their Revolving Extensions of Credit).

"Requirements of Law" means, with respect to any Person, (a) the Organizational Documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, code, judgment, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Research Committee" means the research committee established in accordance with the Research Law.

"Research Law" means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, rules, circulars and guidelines promulgated or published thereunder.

"Restricted Indebtedness" has the meaning set forth in Section 6.08(b).

"Restricted Israeli Lender" means, at any time, any Israeli Lender that is at such time (or after giving effect to the making of any requested extension of credit hereunder, would be) in violation of Israeli Regulatory Guidelines.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in Parent or any Subsidiary.

"Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

"Revolving Commitment" means, with respect to each Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and Section 9.02(b) or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Revolving Commitment is set forth on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lender's Revolving Commitments is $75,000,000.

"Revolving Commitment Period" means the period from and including the Closing Date to the Revolving Termination Date.

"Revolving Extensions of Credit" means, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

"Revolving Facility" means the Revolving Commitments and the extensions of credit made thereunder.

"Revolving Lender" means each Lender that has a Revolving Commitment or that holds Revolving Loans.

"Revolving Loans" has the meaning set forth in Section 2.01(b).

"Revolving Percentage" means, as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.  Notwithstanding the foregoing, when a Non-Funding Lender shall exist, (i) in the case of Section 2.21, Revolving Percentages shall be determined without regard to any Non-Funding Lender's Revolving Commitment and (ii) in the case of the defined term "Revolving Extensions of Credit" (other than as used in Section 2.21(c)), Section 2.01(b), Section 2.05(b), Section 2.05(c) and Section 2.06(d), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c).

"Revolving Termination Date" means the date that is five years after the Closing Date.

"S&P" means Standard & Poor's Financial Services LLC.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained or provided by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Minister of Finance of the State of Israel (or otherwise maintained or provided under the Trading with the Enemy Ordinance 1939), the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any Person or Persons described in clause (a).

"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the State of Israel pursuant to the Trading with the Enemy Ordinance 1939 or (c) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.

 "Sale/Leaseback Transaction" means an arrangement relating to property owned by Parent or any Subsidiary whereby Parent or such Subsidiary sells or transfers such property to any Person that is not Parent or any Subsidiary and Parent or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

"Screen Rate" has the meaning set forth in the definition of the term "LIBO Rate".

"SEC" means the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

"Secured Cash Management Obligations" means the due and punctual payment and performance of any and all obligations of Parent and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Closing Date, entered into with a party that was a Lender as of the Closing Date or an Affiliate thereof, (b) are owed pursuant to a Cash Management Agreement entered into after the Closing Date with a party that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Cash Management Agreement was entered into or (c) are owed pursuant to a Cash Management Agreement entered into with a financial institution that is not a Lender, the Administrative Agent or an Affiliate of the foregoing at the time such Cash Management Agreement was entered into, and, in the case of any such Cash Management Agreement referred to in clause (a), (b) or (c) above, has been designated by Parent in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents; provided that in the case of Cash Management Agreements referred to in clause (c) above, the aggregate amount of Secured Cash Management Obligations in respect thereof, together with the Secured Hedging Obligations described in clause (c) of the definition of the term "Secured Hedging Obligations", shall not exceed $50,000,000.

"Secured Hedging Obligations" means the due and punctual payment and performance of any and all obligations of Parent and each Subsidiary arising under each Hedging Agreement that (a) was in effect on the Closing Date with a counterparty that was a Lender as of the Closing Date or an Affiliate thereof, (b) is entered into after the Closing Date with a counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Hedging Agreement was entered into, or (c) is entered into with a counterparty that is not a Lender, the Administrative Agent or an Affiliate of the foregoing at the time such Hedging Agreement was entered into, and, in the case of any such Hedging Agreement referred to in clause (a), (b) or (c) above has been designated by Parent in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents; provided that in the case of Hedging Agreements referred to in clause (c) above, the aggregate amount of Secured Hedging Obligations in respect thereof, together with Secured Cash Management Obligations described in clause (c) of the definition of the term "Secured Cash Management Obligations", shall not exceed $50,000,000; provided, further, that for purposes of determining any Secured Hedging Obligations of a Loan Party, "Secured Hedging Obligations" shall not create any guarantee by a Loan Party of any Excluded Swap Obligation of such Loan Party.

"Secured Net Leverage Ratio" means, on any date of determination, the ratio of (a) an amount equal to (x) Total Secured Indebtedness as of the last day of the Test Period most recently ended on or prior to such date less (y) Unrestricted Cash of Parent and its Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date in an amount not to exceed $100,000,000 in the aggregate, and with such Unrestricted Cash calculated net of the amount of any Taxes that would have been required to be paid if such Unrestricted Cash had been used to repay Indebtedness constituting Total Secured Indebtedness (provided that if the aggregate amount of Unrestricted Cash of Parent and its Subsidiaries is in excess of $150,000,000 as of such date (prior to giving effect to any such netting), no such netting shall be required) to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

"Secured Parties" means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Arrangers, (d) the Issuing Lenders, (e) the Swingline Lender, (f) each provider of Cash Management Services under a Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations, (g) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (i) the successors and permitted assigns of each of the foregoing.

"Securities Act" means the United States Securities Act of 1933.

"Security Documents" means the Collateral Agreements, the Mortgages, the Intercompany Note and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03, 5.11 or 5.16 or clauses (a)(i)(B), (a)(ii)(B) or (d) of the definition of the term "Collateral and Guarantee Requirement" to secure the Obligations.

"Series" has the meaning set forth in Section 2.22(b).

"Significant Subsidiary" means (a) each Subsidiary (i) with total assets (including the value of Equity Interests of its Subsidiaries and excluding intercompany assets), for the Test Period most recently ended, equal to or greater than 2.5% of Total Assets (or, solely for purposes of clauses (h), (i) and (j) of Article VII, equal to or greater than 10.0% of Total Assets) and/or (ii) the gross revenues (net of payroll, taxes, benefits and other deductions permitted under GAAP and excluding intercompany gross revenues) of which, for the Test Period most recently ended, are equal to or greater than 2.5% of such gross revenues of Parent and its Subsidiaries (or, solely for purposes of clauses (h), (i) and (j) of Article VII, equal to or greater than 10.0% of such gross revenues of Parent and its Subsidiaries) and (b) each Subsidiary that owns any Equity Interests of any Subsidiary that would be deemed a Significant Subsidiary under clause (a)(i) or (a)(ii) above; provided that, if at the end of any Test Period during the term of this Agreement, the combined aggregate amount of total assets (excluding intercompany assets) as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or combined aggregate amount of gross revenues (net of payroll, taxes, benefits and other deductions permitted under GAAP and excluding intercompany gross revenues) for the Test Period most recently ended of all Subsidiaries that are not Significant Subsidiaries shall have exceeded 10.0% of the Total Assets of Parent and its Subsidiaries or 10.0% of such gross revenues of Parent and its Subsidiaries, in each case, for the Test Period most recently ended, then one or more of the Subsidiaries that are not Significant Subsidiaries shall be designated by Parent in writing to the Administrative Agent as a Significant Subsidiary until such excess has been eliminated (it being understood that no Subsidiary that is not wholly-owned or is otherwise an Excluded Subsidiary pursuant to the operation of clauses (b)-(i) of the definition thereof shall be designated a Significant Subsidiary pursuant to this proviso).

"Specified Acquisition Agreement Representations" means such of the representations and warranties made by, or with respect to, inContact and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its applicable Affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of any one or more of such representations and warranties in the Acquisition Agreement.

"Specified Permitted Acquisition Agreement Representations" means, with respect to any Permitted Acquisition or other acquisition or Investment permitted hereunder, such of the representations and warranties made by, or with respect to, the applicable entity to be acquired and its Subsidiaries in the applicable acquisition or investment agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its applicable Affiliates) have the right to terminate its (or their) obligations under such agreement or to decline to consummate such transaction as a result of a breach of any one or more of such representations and warranties in such agreement.

"Specified Permitted Amount" means, as of any date, (a) the greater of (i) $150,000,000 and (ii) 50% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such date less (b) the sum of, without duplication, (i) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(n) as of such date and (ii) the aggregate amount of Investments by Parent and the Subsidiaries in Unrestricted Subsidiaries outstanding under Section 6.04(p) as of such date.

"Specified Representations" means the representations and warranties made in Sections 3.01 (as it relates solely to the Loan Parties), 3.02, 3.03(b) (as it relates to the entering into and the performance of the Loan Documents, the establishment of the Commitments, the incurrence of the Loans and granting of Liens hereunder), 3.09, 3.14, 3.16 (after giving effect to the second to last paragraph of Section 4.01), 3.17, 3.18 (with respect to use of proceeds of the Letters of Credit and Loans), 3.19 and 3.20.

"Specified Time" means 11:00 a.m., London time.

"Specified Transaction" means, with respect to any period, any Investment, acquisition, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Term Facilities), Restricted Payment, designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

"Starter Basket" has the meaning set forth in the definition of the term "Available Amount".

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subordinated Indebtedness" of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

"Subsidiary" means, with respect to any Person (the "parent") at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Loan Documents, unless otherwise specified in this Agreement.

"Subsidiary Designation" has the meaning set forth in Section 1.04(c).

"Supplemental Perfection Certificate" means a certificate substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

"Swap" means any agreement, contract, or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any Swap.

"Swingline Commitment" means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.04 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

"Swingline Exposure" means, at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of, after giving effect to any repayments of Swingline Loans upon the borrowing of a Revolving Loan, (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans); provided that in the case of Section 2.01(b) and Section 2.04(a) when a Non-Funding Lender shall exist, the Swingline Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c).

"Swingline Lender" means JPMorgan Chase Bank, N.A. in its capacity as the lender of Swingline Loans.

"Swingline Loans" has the meaning set forth in Section 2.04.

"Swingline Participation Amount" has the meaning set forth in Section 2.05(c).

"Syndication Agent" means Royal Bank of Canada, in its capacity as syndication agent for the Facilities provided for herein.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Commitment" means an Initial Term Loan Commitment or an Incremental Term Commitment of any Series.

"Term Lender" means a Lender with a Term Commitment or an outstanding Term Loan.

"Term Loan" means an Initial Term Loan or an Incremental Term Loan of any Series.

"Term Maturity Date" means the date that is five years after the Closing Date.

"Test Period" means each period of four consecutive fiscal quarters of Parent for which financial statements are available.

"Total Assets" means, as of any date, the total assets of Parent and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Parent and its Subsidiaries, determined on a Pro Forma Basis.

"Total First Lien Indebtedness" means, as of any date, the aggregate amount of Total Indebtedness as of such date that is secured by a Lien on any property or assets of Parent and the Subsidiaries that is not expressly subordinated or junior to the Liens securing the Obligations.

"Total Indebtedness" means, on any date, the aggregate principal amount of Indebtedness of Parent and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at "fair value," as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness) consisting of indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit (and in the case of trade letters of credit, unreimbursed for more than three Business Days) and the principal portion of obligations in respect of Capital Leases.

"Total Net Leverage Ratio" means, on any date of determination, the ratio of (a) an amount equal to (x) Total Indebtedness as of the last day of the Test Period most recently ended on or prior to such date less (y) Unrestricted Cash of Parent and its Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date in an amount not to exceed $100,000,000 in the aggregate, and with such Unrestricted Cash calculated net of the amount of any Taxes that would have been required to be paid if such Unrestricted Cash had been used to repay Indebtedness constituting Total Indebtedness (provided that if the aggregate amount of Unrestricted Cash of Parent and its Subsidiaries is in excess of $150,000,000 as of such date (prior to giving effect to any such netting), no such netting shall be required) to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

"Total Revolving Commitments" means, at any time, the aggregate amount of the Revolving Commitments then in effect.

"Total Revolving Extensions of Credit" means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

"Total Secured Indebtedness" means, as of any date, the aggregate amount of Total Indebtedness as of such date that is secured by a Lien on any property or assets of Parent and the Subsidiaries (but only, for the avoidance of doubt, to the extent so secured).

"Transaction Costs" means the (i) consideration in connection with the Acquisition, (ii) the fees, costs and expenses incurred in connection with the Transactions and (iii) the inContact Refinancing.

"Transactions" means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, (b) the creation and perfection of the security interests provided for in the Security Documents, (c) the consummation of the Acquisition, (d) the inContact Refinancing and (e) the payment of the Transaction Costs.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"Unrestricted Cash" means cash and Permitted Investments of Parent and its Subsidiaries which are not subject to any Liens (other than Permitted Encumbrances of the type described in clause (a) or (h) of the definition thereof and Liens permitted by Sections 6.02(a) or (k)).

"Unrestricted Subsidiary" means (a) any Subsidiary of Parent that is designated as an Unrestricted Subsidiary by Parent on the Closing Date or pursuant to Section 5.15 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

"U.S. Collateral Agreement" means the Collateral Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

"U.S. Dollars" or "$" refers to lawful money of the United States of America.

"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning set forth in Section 2.18(f)(ii)(B)(3).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

"VAT" means the Israeli value added tax imposed pursuant to the Israel Value Added Tax Law of 1975 (including any successor law).

"Voluntary Prepayment Amount" means, as of any date, an amount equal to (a) the sum of (i) the aggregate principal amount of all optional prepayments of Term Loans and Incremental Equivalent Debt in the form of term loans made prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness) and (ii) the aggregate principal amount all optional prepayments of Revolving Loans or Incremental Equivalent Debt in the form of revolving loans made prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness), solely to the extent accompanied by an equivalent permanent reduction of Revolving Commitments or the revolving commitments under such Incremental Equivalent Debt, as applicable, less (b) the sum of (i) the aggregate amount of all Incremental Commitments extended prior to such date in reliance on the Voluntary Prepayment Amount and (ii) the aggregate principal amount of all Incremental Equivalent Debt incurred prior to such date in reliance on the Voluntary Prepayment Amount.

"wholly-owned", when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors' qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a "Term Loan" or "Term Loan Borrowing") or by Type (e.g., a "Eurocurrency Loan" or "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Term Loan" or "Eurocurrency Term Borrowing").

SECTION 1.03        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

SECTION 1.04        Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at "fair value," as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For purposes of the foregoing, any change by Parent in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.

(b)        Notwithstanding any change in GAAP after the Closing Date that would require obligations that would be classified and accounted for as an operating lease under GAAP as existing on the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of Parent and its Subsidiaries (including its Unrestricted Subsidiaries), such obligations shall continue to be treated as operating leases for all purposes under this Agreement.

(c)        For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Initiative occurs or during which any designation of any Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Subsidiary in accordance with Section 5.15 occurs (a "Subsidiary Designation"), or for purposes of determining whether any Initiative or Subsidiary Designation is permitted hereunder, Consolidated EBITDA, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Secured Net Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Initiative or Subsidiary Designation.

SECTION 1.05        Excluded Swap Obligations.  Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Obligation that, as to such Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Obligation that, as to such Loan Party, is an Excluded Swap Obligation.  In the event that any payment is made by, or any collection is realized from, any Loan Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

SECTION 1.06        Limited Condition Acquisitions.  In connection with the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, prepayments of Restricted Indebtedness, Dispositions or fundamental changes or the designation of any Subsidiaries or Unrestricted Subsidiaries, in each case, in connection with a Limited Condition Acquisition (any of the foregoing, an "LCA Action" and collectively, the "LCA Actions"), for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result from any such LCA Action or that the representations and warranties shall be true and correct (or true and correct in all material respects), as applicable, such condition shall, at the option of the Borrower (the Borrower's election to exercise such option in connection with any Limited Condition Acquisition, an "LCA Election"), be deemed satisfied, so long as no Default or Event of Default exists and the representations and warranties are true and correct (or true and correct in all material respects, as applicable) on the date the definitive agreements for such Limited Condition Acquisition are entered into (the "LCA Test Date").  For the avoidance of doubt, if the Borrower has exercised the LCA Election, and any Default or Event of Default occurs (including as a result of the representations and warranties not being true and correct) following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(a)        In connection with any LCA Action, for purposes of:

(i)        determining compliance with any provision of this Agreement which requires the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio; or

(ii)        testing baskets set forth in this Agreement;

in each case, upon the LCA Election, the date of determination of whether any such action is permitted hereunder, shall be the LCA Test Date, and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of Parent are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Parent or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, prepayments of Restricted Indebtedness, Dispositions or fundamental changes or the designation of any Subsidiaries or Unrestricted Subsidiaries, in each case on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated both (y) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (z) assuming such Limited Condition Acquisition and other transactions in connection therewith have not been consummated.

ARTICLE II

THE CREDITS

SECTION 2.01        Commitments.  (b)  Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan in U.S. Dollars to the Borrower on the Closing Date in a principal amount not exceeding its Initial Term Loan Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b)        Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make revolving credit loans ("Revolving Loans") in U.S. Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.04) to the sum of, after giving effect to any repayments of Swingline Loans upon the borrowing of a Revolving Loan, (i) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (ii) such Lender's Swingline Exposure then outstanding, does not exceed the amount of such Lender's Revolving Commitment; provided that on the Closing Date Revolving Loans shall be available in an aggregate amount not to exceed $25,000,000 and may be used solely (x) to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and (y) for working capital purposes.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

SECTION 2.02        Loans and Borrowings.  (c)(i) Each Term Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their Term Commitments of the applicable Class.  The failure of any Term Lender to make any Term Loan required to be made by it shall not relieve any other Term Lender of its obligations hereunder; provided that the Term Commitments of the Term Lenders are several and no Term Lender shall be responsible for any other Term Lender's failure to make Loans as required.

(ii)        Each Revolving Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender's failure to make Loans as required.

(b)        Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than $1,000,000 (provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.05(a)).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03        Requests for Borrowings.  (d)        To request a Borrowing (other than a Borrowing of Swingline Loans), the Borrower shall notify the Administrative Agent of such request by delivery of an executed written Borrowing Request in accordance with the notice provisions set forth in Section 9.01 (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days (or, in the case of the Term Loan Borrowing to be made on the Closing Date, such shorter period as may be agreed by the Administrative Agent) before the date of the proposed Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent and the Lenders) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent and the Lenders).  Each such Borrowing Request shall be irrevocable, except that a Borrowing Request may be conditioned on the occurrence of any subsequent event (including a Permitted Acquisition or other Investment), in which case, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the date of such funding) if such event does not occur.  Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)        whether the requested Borrowing is to be a Term Loan Borrowing, an Incremental Term Loan Borrowing of a particular Series or a Revolving Loan Borrowing;

(ii)        the aggregate amount of such Borrowing;

(iii)        the date of such Borrowing, which shall be a Business Day;

(iv)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period," and

(vi)        the Applicable Funding Account.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04        Swingline Commitments.  (e)  Subject to the terms and conditions set forth herein, from time to time during the Revolving Commitment Period, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Revolving Lender), (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Borrower shall not request, and no Swingline Lender shall make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)        The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

SECTION 2.05        Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (f)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing), substantially in the form of Exhibit B-2 or any other form approved by the Swingline Lender, specifying (i) the amount to be borrowed and (ii) the requested date of Borrowing (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 p.m., Local Time, on the proposed Borrowing date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the requested Swingline Loan.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing date in immediately available funds.

(b)        The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by such Swingline Lender no later than 12:00 Noon, Local Time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., Local Time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)        If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.05(b), one of the events described in clause (h) or (i) of Article VII shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.05(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.05(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans of the Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

(d)        Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)        Each Revolving Lender's obligation to make the Loans referred to in Section 2.05(b) and to purchase participating interests pursuant to Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.06        Letters of Credit.  (g)  L/C Commitment.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.06(d)(i), agrees to issue letters of credit ("Letters of Credit") for the account of Parent or any Subsidiary (including, to the extent not prohibited by Section 6.04, Unrestricted Subsidiaries) on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(b)        Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c)        Fees and Other Charges.  (i) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Eurocurrency Loans under the Revolving Facility on the face amount of each such Letter of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(ii)        In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(d)        L/C Participations.  (ii) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in such Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant agrees with each such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii)        If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 2.06(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.06(d)(i) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii)        Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.06(d)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(e)        Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of (i) the draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (x) the Business Day immediately following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., Local Time, or (y) if clause (x) above does not apply, two Business Days following the day that the Borrower receives such notice.  Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in U.S. Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (A) until the Business Day next succeeding the date of the relevant notice, Section 2.14(a) and (B) thereafter, Section 2.14(c).

(f)        Obligations Absolute.  The Borrower's obligations under this Section 2.06 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lenders that no Issuing Lenders shall be responsible for, and the Borrower's Reimbursement Obligations under Section 2.06(e) shall not be affected by, among other things, (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. No Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h)        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.06, the provisions of this Section 2.06 shall apply.

(i)         Replacement of an Issuing Lender.  An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.06(c).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)         Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued hereunder is in support of obligations of, or is for the account of, a Subsidiary (including, to the extent not prohibited by Section 6.04, Unrestricted Subsidiaries) of the Borrower, the Borrower or Parent shall be a co-applicant thereunder and jointly and severally liable to reimburse the L/C Obligations for any and all drawings under such Letter of Credit and to pay any and all other Obligations arising in respect of such Letter of Credit.

SECTION 2.07        Funding of Borrowings.  (h)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in U.S. Dollars by 2:00 p.m. (or in the case of the Loans to be made on the Closing Date, 9:00 a.m.), Local Time, to the Administrative Agent at the Funding Office.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the Applicable Funding Account.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Term Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08        Interest Elections.  (i)  Each Borrowing (other than a Borrowing of Swingline Loans) initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election (it being understood and agreed that such an election may be made prior to the Closing Date).  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of an executed written Interest Election Request in accordance with the notice provisions set forth in Section 9.01.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)        if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(c)        Promptly following receipt of an Interest Election Request in accordance with this Section 2.08, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender's portion of each resulting Borrowing.

(d)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing for an additional Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to Parent or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09        Termination and Reduction of Commitments.  (j)  Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate on the Closing Date (upon funding of the Initial Term Loans) and (ii) the Revolving Commitments shall automatically terminate on the Revolving Termination Date.

(b)        The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided further, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Revolving Extensions of Credit of any Revolving Lender would exceed its Revolving Commitments.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities being funded, the occurrence of a Specified Transaction or other contingent event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.10        Repayment of Loans; Evidence of Debt.  (k)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.11, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Incremental Term Loan of such Lender on the Maturity Date applicable to such Incremental Term Loans and (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Termination Date.

(b)        The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.11        Amortization of Term Loans.  (l)  The Borrower shall repay Initial Term Loan Borrowings on the last Business Day of each March, June, September and December, commencing on March 31, 2017 and ending with the last such Business Day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to the percentage set forth below opposite the applicable date of the aggregate principal amount of the Initial Term Loan Borrowings outstanding on the Closing Date (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.11).

Repayment Date – Last Business Day of the Applicable Month	Repayment Percentage
March 2017	1.25%
June 2017	1.25%
September 2017	1.25%
December 2017	1.25%
March 2018	1.25%
June 2018	1.25%
September 2018	1.25%
December 2018	1.25%
March 2019	1.25%
June 2019	1.25%
September 2019	1.25%
December 2019	1.25%
March 2020	2.50%
June 2020	2.50%
September 2020	2.50%
December 2020	2.50%
March 2021	2.50%
June 2021	2.50%
September 2021	2.50%

(b)        The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series (as such amount shall be adjusted pursuant to paragraph (d) of this Section 2.11 or pursuant to such Incremental Facility Amendment).

(c)        To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Term Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the applicable Incremental Term Maturity Date.

(d)        Any optional prepayment of Term Loans of any Class pursuant to Section 2.12(a) shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.11 as directed by the Borrower (and absent such direction, in direct order of maturity thereof) and may be applied to the Initial Term Loans or any Incremental Term Loans, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).  All mandatory prepayments of Term Loans pursuant to Section 2.12(b) shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section 2.11 to the scheduled installments in direct order of maturity.

SECTION 2.12        Prepayment of Loans.  (m)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.12.

(b)        In the event and on each occasion that any Prepayment Proceeds are received by or on behalf of Parent or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than the fifth Business Day following the day such Prepayment Proceeds are received, prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Prepayment Proceeds; provided that Parent may use a portion of such Prepayment Proceeds to prepay or repurchase Permitted First Priority Refinancing Indebtedness, Incremental Pari Passu Debt or Incremental Equivalent Debt secured on a pari passu basis with the Obligations to the extent any applicable credit agreement, indenture or other agreement governing such Permitted First Priority Refinancing Indebtedness, Incremental Pari Passu Debt or Incremental Equivalent Debt so requires, in each case in an amount not to exceed the product of (x) the amount of such Prepayment Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Permitted First Priority Refinancing Indebtedness, Incremental Pari Passu Debt or Incremental Equivalent Debt, as applicable, and the denominator of which is the sum of the outstanding principal amount of such Permitted First Priority Refinancing Indebtedness, Incremental Pari Passu Debt or Incremental Equivalent Debt, as applicable, and the outstanding principal amount of Term Loans; provided further that, in the case of any event described in clause (a) or (b) of the definition of the term "Prepayment Event," if Parent shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of Parent to the effect that Parent or the applicable Subsidiary intends to cause the Prepayment Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Prepayment Proceeds to make an Investment in the business of Parent or the Subsidiaries permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of the Prepayment Proceeds in respect of such event (or the portion of such Prepayment Proceeds specified in such certificate, if applicable) except to the extent of any such Prepayment Proceeds that have not been so applied by the end of such 365‑day period (or within a period of 180 days thereafter if by the end of such initial 365‑day period Parent or one or more Subsidiaries shall have entered into an agreement with a third party to consummate an Investment with such Prepayment Proceeds), at which time a prepayment shall be required in an amount equal to such Prepayment Proceeds that have not been so applied.

(c)        Prior to any optional or mandatory prepayment of Borrowings under this Section 2.12, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section 2.12.  In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class are outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Loan Borrowings as provided in the applicable Incremental Facility Amendment.

(d)        The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the Business Day of the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment of Loans pursuant to paragraph (a) of this Section 2.12 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except (i) as necessary to apply fully the required amount of a mandatory prepayment and (ii) partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

(e)        Notwithstanding any other provisions of this Section 2.12, to the extent that any of or all the Prepayment Proceeds of any Disposition by Parent or any non-U.S. Subsidiary or of any casualty event from Parent or any non-U.S. Subsidiary either (A) is prohibited, restricted or delayed by applicable local law from being repatriated to the United States or (B) would, in the good faith judgment of Parent, result in a material adverse tax consequence to Parent or any of its Subsidiaries if applied to repay the Term Loans, in each case, the portion of such Prepayment Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.12(b). Instead, such amounts may be retained by Parent or the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Parent hereby agreeing to promptly take, or to cause the applicable Subsidiary to promptly take, all actions reasonably required by the applicable local law to permit such repatriation as long as such repatriation does not create a material adverse tax consequence) or, in the good faith judgment of Parent, a material adverse tax consequence to Parent or any of its Subsidiaries would result if such Prepayment Proceeds are applied to repay the Term Loans, and once such repatriation of any of such affected Prepayment Proceeds is permitted under the applicable local law and, in the good faith judgment of Parent, no material adverse tax consequence to Parent or any of its Subsidiaries would result if such Prepayment Proceeds are applied to repay the Term Loans, such repatriation will be promptly effected and such Prepayment Proceeds will be promptly (and in any event not later than five Business Days) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein.

SECTION 2.13        Fees.

(a)        The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)        The Borrower agrees to pay to the Administrative Agent in U.S. Dollars for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14        Interest.  (n)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.14, (ii) in the case of Reimbursement Obligations, 2.00% per annum plus the rate applicable to ABR Loans under the Revolving Facility or (iii) in the case of interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder, 2.00% per annum plus the rate applicable to ABR Loans under the relevant Facility (or, in the case of any such other amounts that do not relate to a particular Facility, 2.00% per annum plus the rate applicable to ABR Loans under the Revolving Facility).

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.14 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be payable in U.S. Dollars.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)        the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate or the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective and (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class denominated in U.S. Dollars shall be treated as a request for an ABR Borrowing.

SECTION 2.16        Increased Costs.  (o)  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or other Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)        impose on any Lender or other Credit Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or such other Credit Party; or

(iii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term "Excluded Taxes" and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or issuing or participating in Letters of Credit, or to increase the cost to such Lender or such other Credit Party, or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs or expenses incurred or reduction suffered.

(b)        If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or its obligations under any Letter of Credit, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)        A certificate of a Lender or any other Credit Party setting forth the amount or amounts necessary to compensate such Lender or such other Credit Party or such Lender's or such other Credit Party's holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.16 delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such other Credit Party, as the case may be, the amount shown as due on any such certificate within 30 Business Days after receipt thereof.

(d)        Failure or delay on the part of any Lender or any other Credit Party to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender's or such other Credit Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such other Credit Party pursuant to this Section 2.16 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such other Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender's or such other Credit Party's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 Business Days after receipt thereof.

SECTION 2.18        Taxes.  (p)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)        Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After a Recipient learns of the imposition of Indemnified Taxes or Other Taxes, such Recipient will act in good faith to promptly notify the loan Parties of its obligations hereunder.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)        copies of executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) copies of executed originals of IRS Form W-8BEN or Form W-8BEN-E; or

(4)        to the extent a Foreign Lender is not the beneficial owner, copies of executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the Closing Date; and

(E)           each non-Israeli Lender shall deliver to the Company, upon reasonable request from time to time, executed originals of State of Israel Ministry of Finance form A/114 (or any form that will replace it from time to time). Each Israeli Lender shall deliver to the Company, upon reasonable request from time to time, a certificate of exemption from withholding tax issued by the Israeli Tax Authority.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           For purposes of this Section 2.18, the term "Lender" includes each Issuing Lender and the Swingline Lender.

(i)            Any and all payments by any Israeli Loan Party under any Loan Document is exclusive of VAT.

SECTION 2.19       Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (q) (i)         Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made ratably among the Lenders in accordance with their respective Commitments of the applicable Class.

(ii)            Each payment (including each prepayment) by the Borrower on account of principal and interest on the Term Loans of any Class shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Class then held by the Term Lenders.

(iii)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding amounts of the Revolving Loans then held by the Revolving Lenders.

(r)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or otherwise) in U.S. Dollars prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without any setoff or counterclaim.  All such payments in U.S. Dollars shall be made to the Administrative Agent at the Funding Office, except payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  Any amounts received after the time required to be received hereunder on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Each Lender at its option may change its branch office for purposes of such distribution of payments hereunder to any domestic or foreign branch of such Lender by providing written notice of such change to the Administrative Agent no later than the date that is three Business Days prior to the date of the applicable payment; provided that such Lender shall have delivered to the Administrative Agent and the Borrower properly completed and executed documentation as will permit such payments to be made to such branch office without deduction or withholding for any Tax in excess of the deduction or withholding for any Tax that would be imposed if the Lender did not change its branch office.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments required to be made by any Loan Party under any Loan Document shall be made in U.S. Dollars except that any amounts payable under Section 2.16, 2.17 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than U.S. Dollars shall be payable in the currency so invoiced.

(c)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)           Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including Lenders as opposed to Non-Funding Lenders or in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Refinancing Agreements pursuant to Section 2.23), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Obligations owing to it resulting in such Lender receiving payment of a greater proportion of its Obligations than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Obligations of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate Obligations owing to the Lenders (calculated prior to giving effect to such payment); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of the term "Excluded Swap Obligation," no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.7(a), 2.18(e), 2.19(e) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.20       Mitigation Obligations; Replacement of Lenders.  (s)  If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)        If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or (iii) any Lender has become a Non-Funding Lender or Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.18) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 9.04(b)(ii)(C), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including, for all such Lenders other than Non-Funding Lenders, any amounts under Section 2.17) payable to it hereunder and under the other Loan Documents (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.21       Non-Funding Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Non-Funding Lender, then, until such time as such Lender is no longer a Non-Funding Lender, to the extent permitted by applicable law:

(a)        Waivers and Amendments.  The Commitments, Revolving Extensions of Credit and Loans of any such Non-Funding Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Non-Funding Lender in accordance with the terms hereof.

(b)        Commitment Fees.  Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Non-Funding Lender pursuant to Section 2.13(b).

(c)        Swingline or L/C Exposure of Non-Funding Lender.  If any Swingline Exposure or L/C Exposure exists at the time such Lender becomes, or while any Lender is, a Non-Funding Lender then:

(i)         all or any part of the Swingline Exposure and L/C Exposure of such Non-Funding Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the Funding Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all Funding Lenders' Revolving Extensions of Credit plus such Non-Funding Lenders' Swingline Exposure and L/C Exposure does not exceed the total of all Funding Lenders' Revolving Commitments;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lenders only the Borrower's obligations corresponding to such Non-Funding Lender's L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VII for so long as such L/C Exposure is outstanding;

(iii)       if the Borrower cash collateralizes any portion of such Non-Funding Lender's L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Non-Funding Lender pursuant to Section 2.06(c)(i) with respect to such Non-Funding Lender's L/C Exposure during the period such Non-Funding Lender's L/C Exposure is cash collateralized;

(iv)       if the L/C Exposure of the Funding Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.06(c)(i) shall be adjusted in accordance with such Funding Lenders' Revolving Percentages; and

(v)        if all or any portion of such Non-Funding Lender's L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all fees payable under Section 2.06(c)(i) with respect to such Non-Funding Lender's L/C Exposure shall be payable to such Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

So long as such Lender is a Non-Funding Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Non-Funding Lender's then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the Funding Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Funding Lenders in a manner consistent with Section 2.21(c)(i) (and such Non-Funding Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(d)        Non-Funding Lender Cure.  If the Borrower and the Administrative Agent (and, in the case of a Revolving Lender, the Swingline Lender and the Issuing Lenders) agree in writing that a Lender is no longer a Non-Funding Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Non-Funding Lender and, in the case of a Revolving Lender, the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (but, for the avoidance of doubt, not the Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.  Notwithstanding anything to the contrary in the Loan Documents, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(e)        No Claim.  Notwithstanding anything to the contrary in the Loan Documents but without derogating from any rights that the Borrower has under this Agreement with respect to any Restricted Israeli Lender that is a Non-Funding Lender, any change of status from Lender to Restricted Israeli Lender will not give rise to any liability, obligation, claim or lawsuit whatsoever, of any party hereunder arising from such Lender having become a Restricted Israeli Lender.

SECTION 2.22       Incremental Facilities.  (t)  The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment of Incremental Commitments; provided that the aggregate amount of the Incremental Commitments incurred under this Section 2.22 on any date shall not exceed the sum of (x) an amount equal to the Base Incremental Amount in effect on such date, (y) an amount subject to the Maximum Incremental Amount as of such date and (z) an amount equal to the Voluntary Prepayment Amount as of such date (it being understood that (A) the Borrower shall be deemed to have used amounts under clause (y) above prior to utilization of amounts under clause (x) or (z) above and (B) the proceeds from any such incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (y) above and then calculating the incurrence under clauses (x) and/or (z) above).  Each such notice shall specify (A) whether the Borrower is requesting Incremental Term Commitments or Incremental Revolving Commitments, (B) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 5 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (C) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitments and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee).

(b)        The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Amendment, substantially consistent to those of the Term Commitments and the Term Loans and, to the extent such terms and conditions are not substantially consistent with the terms and conditions applicable to the Term Commitments and the Term Loans, such terms and conditions shall not be more favorable, taken as a whole, to the Incremental Term Lenders providing such Incremental Term Facility than the terms of the existing Term Commitments and the Term Loans, as applicable (other than with respect to terms and conditions applicable only after the Maturity Date); provided that (i) the upfront fees, interest rates and amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Borrower and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) except in the case of an Incremental Term Facility effected as an increase to an existing Class of Term Loans, the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Initial Terms Loans (other than as required to make such Incremental Term Facility fungible with the Initial Term Facility or any other existing Incremental Term Facility), (iii) no Incremental Term Maturity Date shall be earlier than the Term Maturity Date and (iv) any Incremental Term Facility, for purposes of prepayments (either mandatory or optional), shall be treated substantially the same as (and in any event no more favorably than) the Initial Term Loans.  Any Incremental Term Commitments established pursuant to an Incremental Facility Amendment that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a "Series") of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.  Any Incremental Revolving Commitments established pursuant to an Incremental Facility Amendment shall have substantially the same terms as and be deemed to be Revolving Commitments for all purposes of this Agreement.  Each Incremental Facility and all extensions of credit thereunder (i) shall be secured by the same Collateral securing the other Loan Document Obligations on a pari passu basis with the Liens on the Collateral securing the other Loan Document Obligations, (ii) shall not be secured by any property or assets of Parent or any of the Subsidiaries other than the Collateral (or property or assets that substantially concurrently become Collateral), unless otherwise permitted by this Agreement, (iii) shall be Guaranteed by the same Loan Parties that Guarantee the other Loan Document Obligations and (iv) shall not be Guaranteed by any Persons other than the Loan Parties, unless otherwise permitted by this Agreement.

(c)        The Incremental Term Commitments and Incremental Term Facilities relating thereto and the Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date); provided that in case of any Incremental Acquisition Term Facility if agreed by all applicable Incremental Term Lenders, the foregoing shall be satisfied if no Event of Default shall have occurred and be continuing on the date of execution of the applicable acquisition or investment documentation, in each case determined after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on the applicable date), (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (or, in the case of any Incremental Acquisition Term Facility if agreed by all applicable Incremental Term Lenders, the Specified Representations and the Specified Permitted Acquisition Agreement Representations) shall be true and correct (A) in the case of such representations and warranties qualified as to materiality or Material Adverse Effect, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) Parent shall be in compliance on a Pro Forma Basis with the financial maintenance covenant set forth in Section 6.13, (iv) the Borrower shall make any payments required to be made pursuant to Section 2.17 in connection with such Incremental Commitments and the related transactions under this Section 2.22 and (v) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates and, other than in connection with a Limited Condition Acquisition, consents and approvals (including additional IIA Approvals if required) and other documents as shall be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22.

(d)        Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a "Lender" (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e)        Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Term Commitment of any Series shall make an Incremental Term Loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Amendment.

(f)         On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit and Swingline Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit and Swingline Loans will be held by all of the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Revolving Percentages after giving effect to the effectiveness of such Incremental Revolving Commitments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)        The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.22(a) and of the effectiveness of any Incremental Commitments in each case advising the Lenders of the details thereof.

SECTION 2.23      Refinancing Facilities.  (u)  The Borrower may, on one or more occasions after the Closing Date, by written notice to the Administrative Agent and with the consent of the Borrower, the applicable Refinancing Lenders and, to the extent that the rights, duties or privileges of the Administrative Agent, the Issuing Lenders or the Swingline Lender are affected, the Administrative Agent, the Issuing Lenders or the Swingline Lender, respectively (such consent, in each case, not to be unreasonably withheld or delayed), request the establishment hereunder of one or more additional Classes of (i) term loan commitments (the "Refinancing Term Loan Commitments") pursuant to which each Person providing such a commitment (a "Refinancing Term Lender") will make term loans to the Borrower (the "Refinancing Term Loans") and (ii) revolving commitments (the "Refinancing Revolving Commitments;" together with Refinancing Term Loan Commitments, the "Refinancing Commitments") pursuant to which each Person providing such a commitment (a "Refinancing Revolving Lender") will provide revolving commitments to the Borrower; provided that each Refinancing Lender shall be an Eligible Assignee and shall otherwise be reasonably acceptable to the Administrative Agent to the extent that the Administrative Agent's consent would be required in connection with an assignment to such Refinancing Lender of a Term Loan or a Revolving Commitment, as applicable, pursuant to Section 9.04.

(b)        The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing the applicable Refinancing Commitments and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality or Material Adverse Effect, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates, consent and approvals (including additional IIA Approvals if required) and other documents as shall reasonably be requested by the applicable Refinancing Lender in connection with any such transaction, (iv) with respect to Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments; provided that the principal amount of such Refinancing Term Loans shall not exceed the amount of the Term Borrowings so refinanced (plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings, fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith) and (v) with respect to Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall terminate an equivalent amount of Revolving Commitments and shall, to the extent necessary, repay or prepay then outstanding Revolving Borrowings in an aggregate principal amount such that after giving effect to such prepayment, the Revolving Lenders and the Refinancing Revolving Lenders hold outstanding Loans ratably in accordance with the outstanding Revolving Commitments and the outstanding Refinancing Revolving Commitments; provided further that (x) at no time shall there be more than three Classes of revolving Commitments hereunder unless otherwise agreed by the Administrative Agent and (y) in the case of any Refinancing Commitments to be provided in connection with an LCA Action, at the sole option of the Borrower, the conditions in clauses (i) and/or (ii) above may be tested at the time that the definitive agreement with respect to such LCA Action is entered into and the consents, approvals and other documents referred to in clause (iii) may be provided after the Refinancing Commitments have become effective, in each case so long as agreed to by the lenders providing such Refinancing Commitments (but without the consent of any existing Lenders or the Administrative Agent).  With respect to any prepayment of Term Loans in accordance with clause (iv) above, the Borrower shall determine the amount of such prepayments allocated to each Class of outstanding Term Loans, and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.11(a) as directed by the Borrower.

(c)        The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new "Class" for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Commitments and Refinancing Loans may be treated as a single "Class" with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Maturity Date applicable to the Class of Loans or Revolving Commitments, as applicable, so refinanced and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the Class of Term Loans so refinanced, (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount or upfront fees applicable thereto and in the case of any Refinancing Revolving Commitments, any upfront fees applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial maintenance covenant with which Parent shall be required to comply (provided that if any Refinancing Term Loans or Refinancing Revolving Commitments, as applicable, have a financial maintenance covenant at any time prior to the Maturity Date of the Loans or Commitments being refinanced, such financial maintenance covenant shall not be more restrictive with respect to Parent and its Subsidiaries than (or in addition to) the financial maintenance covenant set forth in Section 6.13 (unless such financial maintenance covenant is also added to this Agreement for the benefit of all Lenders)).  Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans or the Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, shall be substantially the same as the terms of the existing Term Commitments and the existing Term Loans or the existing Revolving Commitments and the existing Revolving Loans, as applicable, and in any event no more restrictive, taken as a whole, with respect to Parent or any Subsidiary than those set forth in the Loan Documents with respect to the existing Term Commitments and the existing Term Loans or the existing Revolving Commitments and the existing Revolving Loans, as applicable (other than covenants or other provisions applicable only to periods after the Maturity Date of the Loans and Commitments being refinanced by such Refinancing Commitments and Refinancing Loans).  With the consent of the Issuing Lenders or the Swingline Lender, as applicable, any Refinancing Facility Agreement may provide for the issuance of Letters of Credit for the account of Parent or its Subsidiaries, or the provision to the Borrower of Swingline Loans, pursuant to any Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new "Class" of loans and/or commitments hereunder; provided that as between the Revolving Commitments and Refinancing Revolving Commitments, all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among the Lenders with Revolving Commitments and Refinancing Revolving Commitments, based on the relative amounts of their Commitments; provided further that the allocation of the participation exposure with respect to Swingline Loans and Letters of Credit as between the Refinancing Revolving Commitments and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof (if any) until the Maturity Date in respect of the earlier maturing Commitments (it being understood that no reallocation of such exposure to later maturing Commitments shall occur on such Maturity Date if such reallocation would cause the Revolving Extensions of Credit of any Lender to exceed its applicable Commitment).  The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.23.  This Section 2.23 shall supersede any provisions in Section 2.19 or Section 9.02 to the contrary.

SECTION 2.24       Loan Modification Offers.  (v)  The Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a "Loan Modification Offer") to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an "Affected Class") to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the "Accepting Lenders") and, in the case of any Accepting Lender, only with respect to such Lender's Loans and Commitments of such Affected Class as to which such Lender's acceptance has been made.  With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.24, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 and (ii) any Loan Modification Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Borrower may at their election specify as a condition (a "Minimum Extension Condition") to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower's sole discretion and which may be waived by the Borrower) of Commitments or Loans of any or all Affected Classes be extended.  If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b)        A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each Accepting Lender and the Administrative Agent; provided that in the case of any Permitted Amendment relating to the Revolving Commitments and affecting the rights, duties or privileges of the Issuing Lenders or the Swingline Lender, each Issuing Lender and the Swingline Lender, respectively, shall have approved such Permitted Amendment; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality or Material Adverse Effect, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date; provided further that in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, the allocation of the participation exposure with respect to Swingline Loans and Letters of Credit as between the commitments extended hereunder and the remaining Revolving Commitments shall be made on a ratable basis as between such extended Commitments (if any) and the remaining Revolving Commitments until the Maturity Date in respect of the non-extended Commitments (it being understood that no reallocation of such exposure to extended Commitments shall occur on such Maturity Date if such reallocation would cause the Revolving Extensions of Credit of any Lender to exceed its extended Commitments); provided further that at no time shall there be more than three Classes of revolving Commitments hereunder unless otherwise agreed by the Administrative Agent.  The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.24.  This Section 2.24 shall supersede any provisions in Section 2.19 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Parent and the Borrower represent and warrant to the Lenders that:

SECTION 3.01        Organization; Powers.  Parent and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right (i) to carry on its business as now conducted and as proposed to be conducted and (ii) to execute, deliver and perform its obligations under each Loan Document (with respect to each Loan Party) to which it is a party and to effect the Transactions and (c) is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in every jurisdiction where such qualification is required, except, in the case of clauses (b)(i) and (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02        Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation by each Loan Party of the Transactions to which it is a party, has been duly authorized by all necessary corporate or other organizational action.  This Agreement has been duly executed and delivered by Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation Parent, the Borrower or such other Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) as contemplated by the definition of the term "Collateral and Guarantee Requirement," (ii) such as have been obtained or made and are in full force and effect and (iii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Parent or any Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or agreement governing any Indebtedness, any material agreement or any other material instrument binding upon Parent or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Parent or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except, in the case of clauses (a) – (c), to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by Parent or any Subsidiary, except Liens permitted under the Loan Documents.

SECTION 3.04        Financial Condition; No Material Adverse Change.  (w)  Parent has heretofore furnished to the Lenders (i) (x) the audited consolidated balance sheets of Parent and its Subsidiaries on a consolidated basis, and related statements of income, changes in equity and cash flows of Parent and its Subsidiaries on a consolidated basis for the periods ended December 31, 2013, December 31, 2014 and December 31, 2015, audited by and accompanied by the opinion of Kost Forer Gabbay & Kasierer, independent registered public accounting firm, and the related unaudited consolidating financial statements and (y) unaudited consolidated and consolidating balance sheets and related statements of income, changes in equity and cash flows of Parent and its Subsidiaries for the fiscal quarters ended March 31, 2016 and June 30, 2016 (the financial statements set forth in this clause (a)(i)(x) and (y), the "Parent Required Financials") and (ii) (x) the audited consolidated balance sheets of inContact and its Subsidiaries and related statements of income, changes in equity and cash flows of inContact and its Subsidiaries for the periods ended December 31, 2013, December 31, 2014 and December 31, 2015, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent registered public accounting firm, and the related unaudited consolidating financial statements and (y) unaudited consolidated and consolidating balance sheets and related statements of income, changes in equity and cash flows of the inContact and its Subsidiaries for the fiscal quarters ended March 31, 2016 and June 30, 2016 (the financial statements set forth in this clause (a)(ii)(x) and (y), the "inContact Required Financials," and together with Parent Required Financials, the "Required Financials").  The Required Financials present fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its Subsidiaries and inContact and its Subsidiaries, respectively, as of such date and for such period in conformity with GAAP, subject, with respect to any quarterly financial statements, to the absence of footnotes and to normal year-end audit adjustments and, in respect of the inContact Required Financials, subject to the knowledge Parent based on the representations in the Acquisition Agreement. Each reference in this Section 3.04(a) to a "Subsidiary" shall include any Unrestricted Subsidiary.

(b)        As of the Closing Date and except as disclosed by Parent in reports filed with or furnished to the SEC prior to the Closing Date (it being understood the preceding shall not apply to disclosure set forth in risk factors, forward looking statements and other similar prospective statements contained therein), since December 31, 2015 there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05        Properties.  (x)   Each of Parent and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including Mortgaged Properties, if any), except as would not reasonably be expected to have a Material Adverse Effect.

(b)        Each of Parent and any applicable Subsidiary owns, or is licensed to use, all Intellectual Property used in the conduct of the business of Parent or such Subsidiary, as applicable, and the use thereof and the conduct of its business by Parent or such Subsidiary does not infringe in any respect upon the rights of any other Person, except in each case for any such infringements that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect, and provided that the foregoing representations are made to the knowledge of Parent with respect to infringement of patents owned by third parties.  Parent and its Subsidiaries have made all maintenance payments and taken all other actions necessary to maintain in full force and effect all registrations and applications for Intellectual Property owned by Parent and any applicable Subsidiary that are material to the business of Parent or such Subsidiary, as applicable. Each such registration and application is subsisting and, to the knowledge of Parent or such Subsidiary, as applicable, valid and enforceable. No claim, litigation or proceeding is pending or, to the knowledge of Parent or such Subsidiary, as applicable, overtly threatened against Parent or such Subsidiary in which any Person is alleging that Parent or such Subsidiary, as applicable, is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person in any respect, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. To the knowledge of Parent or such Subsidiary, no Person is infringing the Intellectual Property owned by Parent or any applicable Subsidiary, except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06        Litigation.  Except as disclosed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or any Loan Party, overtly threatened in writing against or affecting Parent or any Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.07        Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (a) there are no actions, suits or proceedings with respect to any Environmental Liability by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting Parent or any Subsidiary; and (b) none of Parent or any Subsidiary (i) has violated any Environmental Law or, to the knowledge of any Loan Party, is subject to any Environmental Liability, (ii) has failed to obtain, maintain or comply with any Environmental Permit required for Parent or any Subsidiary to operate as currently operated, or knows of any reason such Environmental Permit may be revoked, not renewed, or adversely modified, (iii) has used, handled, stored or disposed of Hazardous Materials in a manner that would reasonably be expected to result in Environmental Liability, (iv) has received notice of any claim alleging Parent or any Subsidiary is responsible for any Environmental Liability, or (v) knows of any basis for, or is subject to any judgment or consent order pertaining to, any Environmental Liability of Parent or any Subsidiary.

SECTION 3.08        Compliance with Laws and Agreements.  Each of Parent and each Subsidiary is in compliance with (i) all Requirements of Law and (ii) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Neither Parent nor any Subsidiary organized under the laws of the State of Israel is a "company in violation" under Section 362A of the Companies Law.

SECTION 3.09        Investment Company Status.  None of Parent or any other Loan Party is required to be registered as an "investment company" under the Investment Company Act.

SECTION 3.10        Taxes.  Each of Parent and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where (i)(x) the validity or amount thereof is being contested in good faith by appropriate proceedings and (y) Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (ii) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11        ERISA and Labor Matters.  (y)  No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)        Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, work stoppages or similar labor disputes against Parent or any Subsidiary pending or, to the knowledge of Parent or any Subsidiary, overtly threatened, (ii) hours worked by and payment made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (iii) all payments due from Parent or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Parent or relevant Subsidiary.

SECTION 3.12        Subsidiaries.  Schedule 3.12 sets forth the name and jurisdiction of organization of, and the ownership interest of Parent and each Subsidiary in, each Subsidiary and each class of Equity Interest of each Loan Party and each direct Subsidiary thereof and identifies each Subsidiary that is a Loan Party or an Excluded Subsidiary, in each case as of the Closing Date.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by Parent, directly or indirectly, free and clear of all Liens (other than Liens permitted by Section 6.02).  Except as set forth in Schedule 3.12, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13        Insurance.  Schedule 3.13 sets forth a description of all material insurance maintained by or on behalf of Parent and the Subsidiaries as of the Closing Date.

SECTION 3.14        Solvency.  Immediately after giving effect to the Transactions on the Closing Date, Parent and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

SECTION 3.15        Disclosure.  No written reports, financial statements, certificates or other written information (taken as a whole) furnished by or on behalf of any Loan Party to any Arranger, the Administrative Agent or any Lender on or prior to the Closing Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts and projected financial information, Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so prepared and, if such projected financial information was furnished prior to the Closing Date, as of the Closing Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

SECTION 3.16        Collateral Matters.  Subject to the Collateral and Guarantee Requirement:

(a)        Each Collateral Agreement (other than any Israeli Collateral Agreement relating to Israeli Patents (as defined below)), upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, under the laws of the jurisdiction governing such Collateral Agreement, a valid and enforceable security interest in the Collateral (as defined therein, or if applicable, the analogous term in any Israeli Collateral Agreement) and (i) when the Collateral (as defined in the U.S. Collateral Agreement) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent in the State of New York, together with instruments of transfer duly endorsed in blank and, in relation to the Loan Parties organized in Israel, also upon the filing of the U.S. Collateral Agreement (together with a Hebrew convenience translation) with the Registrar of Companies within 21 days of execution thereof, the security interest created under the U.S. Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral to the extent such security interest may be perfected by delivery of certificated securities, prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations), (ii) when financing statements in appropriate form are filed in the applicable filing offices and, in relation to the Loan Parties organized in Israel, also upon the filing of the U.S. Collateral Agreement (together with a Hebrew convenience translation) with the Registrar of Companies within 21 days of execution thereof, the security interest created under the U.S. Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (other than Liens permitted under Section 6.02), (iii) with respect to Israeli Collateral Agreements, relating to patents registered with the Registrar of Patents ("Israeli Patents"), upon execution and delivery thereof by the parties thereto the registration with the Registrar of Patents, and the filing with the Registrar of Companies or the Registrar of Pledges, as applicable, the security interest created under such Israeli Collateral Agreements will create in favor of the Administrative Agent, for the benefit of the Secured Parties, under Israeli law, a valid and enforceable fixed charge over the Collateral (as defined therein), and will constitute a fully perfected first ranking fixed charge in all right, title and interest of the pledgors in such Collateral, if filed (in the case of the Registrar of Companies) within 21 days of execution thereof and (iv) with respect to Israeli Collateral Agreements other than in relation to Israeli Patents, when filed with the Registrar of Companies or the Registrar of Pledges, as applicable, the first ranking fixed or floating charge, as applicable, created under such Israeli Collateral Agreement will constitute a fully perfected first ranking fixed or floating charge, as applicable, in all right, title and interest of the pledgors thereunder in the Collateral (as defined therein), if filed (in the case of the Registrar of Companies) within 21 days of execution thereof.

(b)        If and when executed and delivered, each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable lien on, or security interest in, as applicable, all the applicable mortgagor's right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a valid first priority lien on, or fully perfected security interest in, as applicable, all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, other than Liens permitted under Section 6.02.

(c)        Upon the recordation of the U.S. Collateral Agreement (or an IP Security Agreement in form and substance reasonably satisfactory to Parent and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.16, the security interest created under the U.S. Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing or recording in the United States of America, in each case prior and superior in right to any other Person, other than Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office will be necessary to perfect a security interest in such Intellectual Property applied for, acquired or developed by the applicable Loan Parties after the Closing Date).

(d)        Each Security Document, upon execution and delivery thereof by the parties thereto and the making of the filings and registrations with the applicable Governmental Authorities and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.17        Federal Reserve Regulations.  None of Parent, the Borrower or any other Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).

SECTION 3.18        Anti-Corruption Laws and Sanctions.  Parent has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and, to the knowledge of Parent, its directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Parent, any Subsidiary or, to the knowledge of Parent, any of their respective directors, officers or employees or (b) to the knowledge of Parent, any agent of Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.19        Use of Proceeds.  The Borrower will use the proceeds of the Term Loans, Revolving Loans, Swingline Loans and the Letters of Credit in compliance with Section 5.10.

SECTION 3.20        USA PATRIOT Act.  To the extent applicable, Parent and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act and the Prohibition on Money Laundering Law.

ARTICLE IV

CONDITIONS

SECTION 4.01        Conditions to Closing Date.  The obligations of each Lender to make any extension of credit hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent shall have received from each Loan Party either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent and the Arrangers shall have received at least three Business Days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Prohibition on Money Laundering Law.

(c)        The Administrative Agent shall have received a certificate relating to the organization, existence and good standing of the Borrower and each Domestic Subsidiary Loan Party, the authorization of the Transactions and other legal matters relating to the Borrower and each Domestic Subsidiary Loan Party, the Loan Documents or the Transactions (as applicable), substantially in the form attached hereto as Exhibit J-1.

(d)        The Administrative Agent shall have received customary favorable written opinions (each addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Davis Polk & Wardwell LLP, special New York counsel for the Loan Parties, (ii) Meitar Liquornik Geva Leshem Tal, special Israeli counsel for the Loan Parties, (iii) Holland & Knight, special California counsel for the Loan Parties, (iv) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel for the Loan Parties, (v) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for the Loan Parties and (vi) Parsons Behle & Latimer PLC, special Utah counsel for the Loan Parties, in each case reasonably satisfactory to the Administrative Agent.

(e)        The Administrative Agent shall have received certificates relating to the organization and existence of each Israeli Loan Party, the Organizational Documents and an up-to-date extract from the Registrar of Companies of each Israeli Loan Party, the authorization of the Transactions and other legal matters (including confirmation of each Israeli Loan Party in accordance with Sections 256(d) and 282 of the Companies Law that all required authorizations and corporate approvals have been obtained) relating to the Israeli Loan Parties, the Loan Documents or the Transactions (as applicable), substantially in the form attached hereto as Exhibit J-2.

(f)        The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of Parent, confirming compliance with the conditions set forth in each of paragraphs (j), (k) and (l) of this Section 4.01.

(g)        The Administrative Agent shall have received (including, if requested by the Borrower, by way of off-set against the proceeds of the Loans) all fees and other reasonable out-of-pocket amounts required to be paid on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, payment or reimbursement of all fees and reasonable out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party on or prior to the Closing Date.

(h)        The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an Authorized Officer of Parent, together with all attachments contemplated thereby, including the IP Security Agreements and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.  Notwithstanding anything to the contrary in this Agreement, to the extent any security interest in any Collateral is not or cannot be provided or perfected on the Closing Date (other than the pledge and perfection of the security interest in (A) the Equity Interests of any Loan Party's direct wholly-owned Significant Subsidiaries (to the extent required to be pledged pursuant to the definition of the term "Collateral and Guarantee Requirement"), (B) other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or (C) other assets pursuant to which a Lien may be perfected by registration with the Registrar of Companies, the Registrar of Pledges or the Registrar of Patents in Israel (provided that to the extent any registration pursuant to clause (A) or clause (C) cannot be effected with the Registrar of Companies, the Registrar of Pledges or the Registrar of Patents on the Closing Date, all documents, consents and instruments required to create, register and perfect the Administrative Agent's security interest in such assets shall have been executed in form and substance reasonably satisfactory to the Administrative Agent and delivered on or prior to the Closing Date to the Administrative Agent or any other person directed by it and be in proper form for filing with the Registrar of Companies, the Registrar of Pledges or the Registrar of Patents, as applicable)) after the use of commercially reasonable efforts to do so or without undue burden or expense, then the provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be provided or delivered not later than 90 days after the Closing Date (or such later date as agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and Parent acting reasonably.

(i)         The Administrative Agent shall have received (i) a certificate in the form attached hereto as Exhibit H, dated the Closing Date and signed by the chief financial officer or other officer with similar duties (including the corporate vice president of finance) of Parent, as to the solvency of Parent and the Subsidiaries on a consolidated basis after giving effect to the Transactions and (ii) a duly completed and executed Borrowing Request from the Borrower.

(j)         The Acquisition shall have been consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Initial Term Loans, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(k)        The Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a "material adverse effect", "material adverse change" or similar term or qualification (a) to the extent such representation relates to inContact and its Subsidiaries, the definition thereof shall be the definition of "inContact Material Adverse Effect" for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects.  The Specified Acquisition Agreement Representations shall be true and correct as of the Closing Date.

(l)         (i) Between December 31, 2015 and the date of the Acquisition Agreement, there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate an inContact Material Adverse Effect on inContact and (ii) since December 31, 2015, there shall not have been any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have an inContact Material Adverse Effect on inContact.

(m)       The Administrative Agent shall have received (i) the Required Financials and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for the 12-month period ending June 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(n)        The Administrative Agent shall have received an approval, in form and substance reasonably satisfactory to the Administrative Agent, from the Israeli Innovation Authority for the pledge and charge of the IIA-Funded Know-How in favor of the Administrative Agent (in its capacity as collateral agent for the Secured Parties) as security for the Obligations (the "Initial IIA Approval"), subject only to the execution by the Administrative Agent on behalf of the Secured Parties of the IIA Undertaking.  Notwithstanding the foregoing, if Parent and the Borrower shall have used commercially reasonable efforts to deliver the IIA Approval without undue burden or expense, but shall nevertheless be unable to deliver the IIA Approval, delivery of the IIA Approval shall not be a condition precedent to the obligations of the Lenders hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.16.

(o)        The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially concurrently with the Closing Date, the inContact Refinancing has been consummated.

The Administrative Agent shall promptly notify the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02        Conditions to Each Extension of Credit after the Closing Date.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the Initial Term Loans and any Revolving Loans made on the Closing Date), and of any Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions (subject to Section 2.22 in the case of Limited Condition Acquisitions):

(a)        Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality or Material Adverse Effect, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date.

(b)        No Default or Event of Default has occurred, shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)        The Administrative Agent shall have received a fully executed and delivered Borrowing Request or an Application for a Letter of Credit, as the case may be as and when required by the terms hereof.

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.02 have been satisfied.

For the avoidance of doubt, no Restricted Israeli Lender shall be required to make any extension of credit hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (excluding contingent indemnification or other contingent obligation as to which no claim has been asserted, or Letters of Credit that have been backstopped or cash collateralized on terms satisfactory to the applicable Issuing Lender), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01        Financial Statements and Other Information.  Parent will furnish to the Administrative Agent, on behalf of each Lender (or in the case of clause (h) below, conduct):

(a)        within 120 days after the end of each fiscal year of Parent (or, for so long as Parent shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 20-F of Parent for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such forms), its audited consolidated balance sheet and statements of income, comprehensive income, shareholders' equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Kost Forer Gabbay & Kasierer or another independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date of the credit facilities hereunder or other indebtedness occurring within one year from the time such report is delivered or (y) an actual or anticipated breach of a financial covenant)) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Parent and its Subsidiaries (including Unrestricted Subsidiaries) on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP and accompanied by a narrative report containing management's discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b)        within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its unaudited consolidated balance sheet and unaudited statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries (including Unrestricted Subsidiaries) on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management's discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c)        if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of Parent and its Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with Parent or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail; provided that the financial statements pursuant to this clause (c) shall not be required to be delivered so long as the combined aggregate amount of Total Assets as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or combined aggregate amount of gross revenues (net of payroll, taxes, benefits and other deductions permitted under GAAP) for the Test Period most recently ended in each case of all Unrestricted Subsidiaries but excluding intercompany assets and revenues does not exceed 10% of the Total Assets of Parent and its Subsidiaries (including Unrestricted Subsidiaries) or 10.0% of the combined aggregate amount of such gross revenues of Parent and its Subsidiaries (including Unrestricted Subsidiaries), in each case, excluding intercompany assets and revenues for the Test Period most recently ended;

(d)        not later than the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate of an Authorized Officer of Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating compliance with the financial maintenance covenant contained in Section 6.13 by calculation thereof as of the end of the fiscal period covered by such financial statements, (iii) in the case of the Compliance Certificate relating to annual financial statements delivered pursuant to clause (a) above, identifying as of the date of such Compliance Certificate each Subsidiary that (A) is a Loan Party as of such date but has not been identified as a Loan Party in Schedule 3.12 or in any prior Compliance Certificate or (B) has previously been identified as a Loan Party but has ceased to be a Loan Party as a result of its status as an Excluded Subsidiary, (iv) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of Parent most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that is required to be disclosed in the financial statements that are delivered concurrently with such Compliance Certificate, stating the occurrence of such change in GAAP or in the application thereof; provided that the requirement in this clause (iv) may be satisfied by referencing in the Compliance Certificate the specific notes to the financial statements containing such disclosure and (v) in the case of the Compliance Certificate relating to annual financial statements delivered pursuant to clause (a) above, solely to the extent that the Available Amount has been utilized in such fiscal year, setting forth the amounts of the Available Amount utilized during the most recent fiscal year included in such financial statements, specifying each such use and the amount thereof;

(e)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be; and

(f)         promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Notwithstanding anything to the contrary in this Section 5.01, (a) none of Parent or any of its Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representative or contractors) is prohibited or restricted by Requirements of Law or any binding agreement with a third party not entered into in contemplation hereof, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) all such material that is so disclosed will be subject to Sections 9.12 and 9.17.

Information required to be furnished pursuant to this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or the website of Parent.  Information required to be furnished pursuant to this Section 5.01 or Section 5.02 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02        Notices of Material Events.  Within five Business Days after obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent notice of the following:

(a)        the occurrence of any Default; provided that giving such notice shall not shorten any grace period that applies to such Default pursuant to Article VII;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) against Parent or any Subsidiary or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Parent to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect;

(d)        any material change in accounting policies or financial reporting practices of Parent or any Subsidiary (it being understood and agreed that such notice shall be deemed provided to the extent described in any financial statement delivered to the Administrative Agent pursuant to the terms of this Agreement); and

(e)        any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03        Information Regarding Collateral.  (z)  The Borrower will furnish to the Administrative Agent prompt written notice (which shall in any event be provided by the earlier of (x) 30 days after such change and (y) 10 days prior to the date on which the perfection of the Liens under the Collateral Agreements would (absent additional filings or other actions) lapse, in whole or in part, by reason of such change) of: (i) any change in any Loan Party's legal name, as set forth in such Loan Party's Organizational Documents, (ii) any change in the jurisdiction of incorporation or organization of any Loan Party, (iii) any change in the form of organization of any Loan Party and (iv) any change in any Loan Party's organizational identification number or Federal Taxpayer Identification Number, if such Loan Party is organized under the laws of a jurisdiction that requires a Loan Party's organizational identification number or Federal Taxpayer Identification Number to be set forth on the face of a Uniform Commercial Code financing statement.  Upon request, the Borrower agrees to deliver all executed or authenticated financing statements and other filings under the Uniform Commercial Code (or analogous law in a non-U.S. jurisdiction) or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral following any such change.

(b)        At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of Parent, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date).

(c)        With respect to the Israeli Collateral Agreements, promptly upon receipt of pledge certificates, the Borrower shall deliver to the Administrative Agent an original of such certificate together with a copy of an extract from the relevant registry evidencing the registration of any such Israeli Collateral Agreement.

SECTION 5.04        Existence; Conduct of Business.  Parent and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, and Intellectual Property material to the conduct of its business, in each case with respect to clause (i) (other than the preservation of the existence of the Borrower) and clause (ii) to the extent that the failure to do any of the foregoing would reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05, including any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05        Payment of Taxes.  Each of Parent and each Subsidiary will pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06        Maintenance of Properties.  Each of Parent and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, in each case except where the failure to so keep and maintain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 5.07        Insurance.  Each of Parent and each Subsidiary will maintain, with financially sound and reputable insurance companies, as determined by Parent in good faith, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  From and after the date that is 90 days after the Closing Date (or such later date as the Administrative Agent agrees to in writing), each such policy of liability or property insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers' compensation, director and officer liability, errors and omissions liability (to the extent endorsement of such policy is not permitted) or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, and (b) in the case of each property insurance policy, contain a customary lender's loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender's loss payee thereunder.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in form, substance and amount as may be reasonably required by the Administrative Agent but in any event as is required under applicable law, including the Flood Insurance Regulations and provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance.  Notwithstanding the foregoing, if the Administrative Agent receives any payment under any insurance policy of Parent or of any Subsidiary, or otherwise receives any amount in respect of any casualty or condemnation event with respect to any property of Parent or any Subsidiary, in each case at a time when no Event of Default has occurred and is continuing, the Administrative Agent shall promptly remit such amount to an account specified by Parent.

SECTION 5.08        Books and Records; Inspection and Audit Rights.  Parent will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and in material conformity with all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Parent will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (in the case of such Lender, coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and, subject to Sections 9.12 and 9.17,  to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section 5.08 and (ii) the Administrative Agent shall not exercise the rights under this Section 5.08 more often than one time during any calendar year.

SECTION 5.09        Compliance with Laws.  (aa)  Each of Parent and each Subsidiary will comply with all Requirements of Law with respect to it or its assets, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)        Parent will maintain in effect policies and procedures reasonably designed to promote compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)        Each of Parent and each Subsidiary will comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder, except to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10        Use of Proceeds.  The proceeds of the Initial Term Loans made on the Closing Date will be used, together with cash on hand at Parent, solely to pay the Transaction Costs.  The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Facility Amendment.  The Letters of Credit and proceeds of Revolving Loans and Swingline Loans will be used by the Borrower for working capital and other general corporate purposes or for any other purpose not prohibited by this Agreement, including capital expenditures and the financing of Permitted Acquisitions and other Permitted Investments.  The Borrower will not request any Borrowing or Letter of Credit, and Parent shall not use and shall not permit its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 5.11        Additional Subsidiaries.  If any additional Subsidiary (other than an Excluded Subsidiary if the Equity Interests in such Excluded Subsidiary and any Indebtedness of such Excluded Subsidiary are, in each case, excluded from the Collateral and Guarantee Requirement) is formed or acquired or any existing Subsidiary ceases to be an Excluded Subsidiary after the Closing Date, then Parent will, as promptly as practicable and, in any event, within 60 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof and (a) with respect to any such Subsidiary (other than an Excluded Subsidiary), cause such Subsidiary to satisfy the Collateral and Guarantee Requirement, to the extent applicable and (b) cause each Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by such Loan Party.

SECTION 5.12        Further Assurances.  Each of Parent and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.  Parent also agrees to provide to the Administrative Agent (i) from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents and (ii) promptly after reasonable request therefor, all documentation and other information reasonably requested by the Administrative Agent or any Lender that is required to satisfy applicable "know your borrower" and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Prohibition on Money Laundering Law.

SECTION 5.13        After-Acquired Real Property.  Within 90 days of the acquisition of any Material Real Property by a Loan Party (or such later date as the Administrative Agent may agree in its sole discretion) such Loan Party shall deliver to the Administrative Agent a Mortgage on such Material Real Property and shall cause clause (e) of the Collateral and Guarantee Requirement to be satisfied with respect thereto.

SECTION 5.14        Environmental Compliance.  (bb)  Each of Parent and each Subsidiary will (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to them; provided that, for purposes of this Section 5.14(a), noncompliance with any of the foregoing shall be deemed not to constitute a breach of this covenant so long as, with respect to any such noncompliance, Parent or its relevant Subsidiary is undertaking all reasonable efforts to achieve compliance (or to ensure that the relevant tenant, subtenant, contractor, subcontractor or invitee is achieving compliance), or (y) to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to give rise to a Material Adverse Effect.

(b)        Without in any way limiting Parent's and each Subsidiary's obligations under Section 5.14(a), each of Parent and each Subsidiary will promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives (i) that are being disputed in good faith in the applicable manner and forum, or (ii) that are not being complied with, provided that the pendency of such disputes and the noncompliance with such orders and directives would not reasonably be expected, individually or in the aggregate, to give rise to a Material Adverse Effect.

SECTION 5.15        Designation of Subsidiaries.  Parent may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an Authorized Officer of Parent specifying such designation and certifying that the conditions to such designation set forth in this Section 5.15 are satisfied; provided that:

(i)         both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(ii)        both immediately before and immediately after any such designation, Parent and its Subsidiaries shall be in Pro Forma Compliance with the then-applicable financial maintenance covenant levels set forth in Section 6.13; and

(iii)       in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.15.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent in such Subsidiary on the date of designation in an amount equal to the fair market value of Parent's Investment therein (as determined reasonably and in good faith by a Financial Officer of Parent).  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.16        Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within the applicable time period set forth in Schedule 5.16 (or such longer time as the Administrative Agent may reasonably agree), the Borrower and each other Loan Party will deliver all documents and take all actions set forth on Schedule 5.16.

SECTION 5.17        Company in Violation.  Promptly upon receipt of notice or becoming aware that Parent or any Subsidiary has or will become a "company in violation" under Section 362A of the Companies Law, Parent shall take all steps necessary to avoid or remove such designation within 30 days of receipt of such notice or of first becoming aware of it, whichever is the earlier.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (excluding contingent indemnification or other contingent obligation as to which no claim has been asserted, or Letters of Credit that have been backstopped or cash collateralized on terms satisfactory to the applicable Issuing Lender), Parent and the Borrower covenant and agree with the Lenders that:

SECTION 6.01        Indebtedness; Certain Equity Securities.  None of Parent or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a)        Indebtedness created under the Loan Documents;

(b)        Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect of any of the foregoing;

(c)        intercompany Indebtedness among Parent and its Subsidiaries; provided that (A) any such Indebtedness owing by any Loan Party shall be subordinated in right of payment to the Loan Document Obligations pursuant to the Intercompany Note or on terms (x) at least as favorable to the Lenders as those set forth in the form of Intercompany Note attached as Exhibit L or (y) customary for intercompany subordinated Indebtedness or reasonably acceptable to the Administrative Agent; provided that a written subordination agreement shall not be required if Parent and its Subsidiaries are not required to evidence such Indebtedness by an Intercompany Note or a promissory note pursuant to the terms of the Collateral and Guarantee Requirement and the aggregate amount of all such Indebtedness that is not subject to a written subordination agreement satisfying the requirements of this clause (A) shall not exceed $20,000,000 at any time outstanding, (B) any such Indebtedness owing to any Loan Party shall be evidenced by an Intercompany Note or a promissory note which shall have been pledged pursuant to the Collateral Agreements to the extent required by the Collateral and Guarantee Requirement and (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04(e);

(d)        Guarantees incurred in compliance with Section 6.04;

(e)        Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness, Permitted Unsecured Refinancing Indebtedness and any Refinancing Indebtedness in respect of any of the foregoing;

(f)        (i) Indebtedness of Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, purchase money Indebtedness and any Indebtedness assumed by Parent or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to or within 270 days after the acquisition, construction, repair, lease or improvement of the applicable asset; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed at any time outstanding the greater of (A) $15,000,000 and (B) 5% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Indebtedness is incurred and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above;

(g)        (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder, including the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming, as the case may be, a Subsidiary or Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (i) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed at any time outstanding the greater of (A) $25,000,000 and (B) 8% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Indebtedness is incurred;

(h)        secured or unsecured loans, bonds or notes so long as such Indebtedness shall not exceed the sum of (i) an amount equal to the Base Incremental Amount in effect on such date, (ii) an amount equal to the Voluntary Prepayment Amount and (iii) an additional amount that would not (A) in the case of any such Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Facilities ("Incremental Pari Passu Debt"), cause the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence thereof (excluding from such pro forma calculation the Net Proceeds of such Indebtedness), to exceed 2.00 to 1.00, (B) in the case of any such Indebtedness that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Facilities ("Incremental Junior Debt"), cause the Secured Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence thereof (excluding from such pro forma calculation the Net Proceeds of such Indebtedness), to exceed 2.50 to 1.00 and (C) in the case of unsecured debt, cause the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence thereof (excluding from such pro forma calculation the Net Proceeds of such debt), to exceed the then-applicable financial maintenance covenant level set forth in Section 6.13 (any Indebtedness incurred in reliance on this clause (h), "Incremental Equivalent Debt"); provided, that (A) the Borrower shall be deemed to have used amounts under clause (iii) above prior to utilization of amounts under clause (i) or (ii) above and (B) the proceeds from any such incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (iii) above and then calculating the incurrence under clauses (i) and/or (ii) above); provided, further, that any such Incremental Equivalent Debt (1) to the extent secured, (x) shall not be secured by any Lien on any asset of Parent or any Subsidiary that does not also secure the Obligations and (y) shall be subject to an Intercreditor Agreement, (2) shall not be Guaranteed by any Subsidiary other than the Loan Parties, (3) shall mature no earlier than the Maturity Date of the Initial Term Loans, (4) shall have a weighted average life to maturity not shorter than the Initial Term Loans, (5) in the case of Incremental Equivalent Debt in the form of bonds or notes, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control or fundamental change and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the Maturity Date of the Initial Term Loans and (6) contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions or, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Incremental Equivalent Debt, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Maturity Date of the Initial Term Loans);

(i)         Indebtedness incurred in the ordinary course of business and owed in respect of Cash Management Services or any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;

(j)         Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations under (i) workers' compensation, health, disability or other employee benefits, casualty or liability insurance, unemployment insurance and other social security laws and local state and federal payroll taxes, (ii) obligations in connection with self-insurance arrangements in the ordinary course of business and (iii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and reclamation bonds and obligations of a like nature;

(k)        Indebtedness consisting of client advances or deposits received in the ordinary course of business;

(l)         Indebtedness consisting of short-term credit facilities, including, among others, bank guarantees and letters of credit, collectively in an aggregate at any time outstanding not to exceed the greater of (A) $50,000,000 and (B) 17% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such credit facility is entered into;

(m)       Indebtedness of Parent or any Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, seller notes deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted under Section 6.04 or Dispositions permitted under Section 6.05;

(n)        Indebtedness of Subsidiaries that are not Loan Parties; provided that no Subsidiary that is not a Loan Party shall incur any Indebtedness under this Section 6.01(n) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Specified Permitted Amount) and the use of proceeds thereof, the Specified Permitted Amount would be less than zero;

(o)        Indebtedness relating to (i) premium financing arrangements for insurance plans (including property and health insurance plans) and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), if incurred in the ordinary course of business or (ii) take-or-pay obligations contained in supply agreements, in the ordinary course of business;

(p)        additional Indebtedness in an aggregate amount at any time outstanding not in excess of the greater of (A) $50,000,000 and (B) 17% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Indebtedness is incurred;

(q)        Indebtedness in respect of Hedging Agreements permitted under Section 6.07;

(r)         Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s)        Indebtedness representing deferred compensation or stock-based compensation owed to employees of Parent and its Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(t)         to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent and its Subsidiaries;

(u)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above.

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (u) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) above.

SECTION 6.02        Liens.  None of Parent or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Liens created under the Loan Documents;

(b)        Permitted Encumbrances;

(c)        any Lien on any asset of Parent or any Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of Parent or any Subsidiary other than after-acquired property that is affixed or incorporated into the asset covered by such Lien on the Closing Date and the proceeds and products of the foregoing and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;

(d)        any Lien existing on any asset prior to the acquisition thereof by Parent or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Parent or any Subsidiary (other than (x) in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition and (y) after-acquired property that is affixed or incorporated into the asset initially covered by such Lien and the proceeds and products of the foregoing) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g);

(e)        Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by Parent or any Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (f)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (f)(ii) of Section 6.01, and (ii) such Liens shall not apply to any other property or assets of Parent or any Subsidiary, other than after-acquired property affixed or incorporated into such asset initially covered by such Lien and the proceeds and products of the foregoing;

(f)         in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)        in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders' or similar agreement;

(h)        Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Parent or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i)         Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01(n);

(j)         Liens securing judgments for the payment of money not constituting an Event of Default under Article VII;

(k)        Liens on the Collateral securing (i) Permitted First Priority Refinancing Indebtedness permitted under Section 6.01(e) on a pari passu or junior basis with the Liens on the Collateral securing the Loan Document Obligations, and Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Indebtedness permitted under Section 6.01(e) on a junior basis to the Liens on the Collateral securing the Loan Document Obligations and Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement;

(l)         Liens on cash and other assets owned by a Person that has incurred Indebtedness permitted pursuant to Section 6.01(l) to secure such Indebtedness of such Person or on cash and other assets owned by a Person that has entered into a Hedging Agreement permitted by Section 6.07 to secure Hedging Obligations in respect thereof; provided that such Liens in respect of Indebtedness incurred pursuant to Section 6.01(l) shall not apply to any other assets of Parent or any Subsidiary other than after-acquired property that is affixed or incorporated into the assets initially covered by such Lien and the proceeds and products of the foregoing; provided further that such Liens shall not secure Indebtedness or Hedging Obligations in excess of $50,000,000 in the aggregate;

(m)       Liens on the Collateral securing Incremental Equivalent Debt that are pari passu with or junior to the Liens on the Collateral securing the Obligations; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement;

(n)        Liens consisting of cash collateral to secure Hedging Agreements permitted by Section 6.07;

(o)        additional Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed at any time outstanding the greater of (A) $50,000,000 and (B) 17% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Liens are incurred;

(p)        Liens on assets of Foreign Subsidiaries securing obligations of Foreign Subsidiaries permitted hereunder; and

(q)        Liens securing Indebtedness permitted by Section 6.01(c).

SECTION 6.03        Fundamental Changes.  (cc)  None of Parent or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict Parent or any Subsidiary from changing its organizational form), except that:

(i) any Person (other than the Borrower) may merge into or consolidate with Parent in a transaction in which Parent is the surviving entity;

(ii) any Person (other than Parent or the Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Loan Party, the surviving entity is a Loan Party);

(iii) any Subsidiary (other than the Borrower) may merge into or consolidate with any Person (other than Parent or the Borrower) in a transaction permitted under Section 6.05 (other than pursuant to Section 6.05(n)) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary;

(iv) any Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that if such Subsidiary is a Loan Party the continuing or surviving Person shall be a Loan Party;

 (v) any Subsidiary (other than the Borrower) may liquidate or dissolve if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04 or 6.05 (other than pursuant to Section 6.05(n)); and

(vi) Parent or any Subsidiary may consummate any Permitted Reorganization.

(b)        None of Parent or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by Parent and the Subsidiaries on the Closing Date and businesses reasonably related, ancillary, adjacent or incidental thereto.

SECTION 6.04        Investments, Loans, Advances, Guarantees and Acquisitions.  None of Parent or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a)        the Acquisition;

(b)        Permitted Investments;

(c)        (i) Investments existing in Subsidiaries on the Closing Date and (ii) other Investments existing or contemplated by investment agreements existing on the Closing Date as set forth on Schedule 6.04;

(d)        (i) Investments by any Loan Party in another Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) Investments by Loan Parties in any Subsidiary (including any Unrestricted Subsidiary) that is not a Loan Party, (iv) Investments by Loan Parties in any Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Subsidiaries in other Subsidiaries (including Unrestricted Subsidiaries) that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) Investments (including by way of capital contributions) by Parent and the Subsidiaries in Equity Interests in their Subsidiaries; provided, in the case of clause (iii), that (x) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of (and to the extent required by) the Collateral and Guarantee Requirement and (y) no Investment by any Loan Party in any Subsidiary that is not a Loan Party shall be permitted pursuant to this clause (iii) if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(e)        loans or advances made among Parent and its Subsidiaries (including Unrestricted Subsidiaries); provided that no loan or advance made by any Loan Party to a Subsidiary (including any Unrestricted Subsidiary) that is not a Loan Party shall be permitted pursuant to this Section 6.04(e) if, at the time of, and after giving effect to, the making of such loan or advance (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;

(f)         Guarantees by Parent or any Subsidiary of Indebtedness or other obligations of Parent or any Subsidiary, including any Unrestricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Subsidiary (including any Unrestricted Subsidiary) that has not Guaranteed the Obligations pursuant to the Guarantee Agreement shall not Guarantee any Indebtedness of any Loan Party (other than Indebtedness of a Loan Party owed to Parent or a Subsidiary) in an amount not to exceed at any time outstanding the greater of (A) $25,000,000 and (B) 8% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Indebtedness is guaranteed and (B) if the Guarantee is of Indebtedness that is required to be subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Loan Document Obligations on terms no less favorable to the Lenders, taken as a whole, than the subordination terms of such Subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01 (other than clause (d) thereof) and (iii) no Guarantee by any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guarantees of obligations not constituting Indebtedness) of any Subsidiary (including any Unrestricted Subsidiary)that is not a Loan Party shall be permitted pursuant to this Section 6.04(f) if, at the time of the making of, and after giving effect to, such Guarantee (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be zero;

(g)        (i) loans or advances to officers, directors or employees of Parent or any Subsidiary made in the ordinary course of business, including those to finance the purchase of Equity Interests of Parent pursuant to employee plans and (ii) payroll, travel, entertainment, relocation and similar advances to officers, directors and employees of Parent or any Subsidiary that are made in the ordinary course of business; provided that the aggregate principal amount of such loans and advances under this clause (g) outstanding at any time shall not exceed $5,000,000;

(h)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or consisting of securities acquired in connection with the satisfaction or enforcement of claims due or owing to Parent or any Subsidiary, in each case in the ordinary course of business;

(i)         Permitted Acquisitions (it being understood the definition thereof contains certain separate requirements that must be complied with in order for an Investment to qualify as a Permitted Acquisition) and Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(j)         Investments held by a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Parent or a Subsidiary after the Closing Date, in each case as permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k)        Investments made as a result of the receipt of non-cash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(l)         Investments by Parent or any Subsidiary that result solely from the receipt by Parent or such Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(m)       Investments in the form of Hedging Agreements permitted under Section 6.07;

(n)        Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of Parent and that are made in the ordinary course of business and (iv) Guarantees made in the ordinary course of business in support of obligations of Parent or any of its Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees;

(o)        mergers and consolidations permitted under Section 6.03 that do not involve any Person other than Parent and Subsidiaries that are wholly-owned Subsidiaries;

(p)        Investments (including by way of capital contributions, loans and advances and Guarantees of Indebtedness) by Parent and the Subsidiaries in Unrestricted Subsidiaries; provided that no Investment may be made under this clause (p) if, at time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Specified Permitted Amount), the Specified Permitted Amount would be less than zero;

(q)        Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker's compensation and general insurance agreements;

(r)        Investments in an amount not in excess of the Available Amount at the time such Investment is made;

(s)        intercompany loans or other intercompany Investments made by the Loan Parties in the ordinary course of business to or in any Subsidiary that is not a Loan Party to provide funds as necessary to enable the applicable Subsidiary that is not a Loan Party to comply with changes in statutory or contractual capital requirements (other than any contractual requirement that constitutes a Guarantee);

(t)         any Investment to the extent procured in exchange for the issuance of Qualified Equity Interests;

(u)        Investments to the extent consisting of the redemption, purchase, repurchase or retirement of any common Equity Interests expressly permitted under Section 6.08;

(v)        Guarantees by Parent or any Subsidiary of operating leases or of other obligations (for the avoidance of doubt, excluding any Capital Lease Obligations) that do not constitute Indebtedness, in each case, entered into by Parent or any such Subsidiary in the ordinary course of business;

(w)        Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons, in the ordinary course of business;

(x)        additional Investments; provided that the Total Net Leverage Ratio immediately after giving effect to any such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is not in excess of 2.25 to 1.00; provided, however, that at the time any such Investment is made pursuant to this clause (x), no Event of Default shall have occurred and be continuing or would result therefrom;

(y)       (i) Investments made in connection with the cash management of Parent and the Subsidiaries; provided that such Investments are made in the ordinary course of business or are consistent with past practice and (ii) intercompany loans, advances, payables and receivables made among Parent and its Subsidiaries in connection with the cash management of such entities in the ordinary course of business or consistent with past practice;

(z)        Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(aa)      any Permitted Reorganization;

(bb)     to the extent constituting Investments, Indebtedness permitted by Section 6.01, guarantees of obligations that do not constitute Indebtedness and are otherwise not prohibited hereunder and Liens permitted by Section 6.02;

(cc)      accounts receivable arising and trade credit granted in the ordinary course of business; and

(dd)     additional Investments in an aggregate amount not to exceed, in any fiscal year, the greater of (A) $50,000,000 and (B) 17% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time such Investments are made.

Notwithstanding anything contrary set forth above, (i) if any Investment is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 6.04 and (ii) if any Investment is made in reliance on any "basket" determined by reference to Consolidated EBITDA, no fluctuation in the amount of Consolidated EBITDA shall result in a breach of this Section 6.04.  In addition, in the event that a Loan Party makes an Investment in an Excluded Subsidiary for purposes of permitting such Excluded Subsidiary or any other Excluded Subsidiary to apply the amounts received by it to make a substantially concurrent Investment (which may be made through any other Excluded Subsidiary) permitted hereunder, such substantially concurrent Investment by such Excluded Subsidiary shall not be included as an Investment for purposes of this Section 6.04 to the extent that the initial Investment by the Loan Party reduced amounts available to make Investments hereunder.

SECTION 6.05        Asset Sales.  None of Parent or any Subsidiary will sell, transfer, lease, license, sublicense or otherwise dispose of any asset, including any Equity Interest owned by it (but other than, for the avoidance of doubt, treasury shares of Parent held by Parent), nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors' qualifying shares and other than issuing Equity Interests to Parent or another Subsidiary in compliance with Section 6.04(d)) (each, a "Disposition"), except:

(a)        Dispositions of (i) inventory or other tangible property, (ii) used, obsolete, damaged or surplus equipment and (iii) cash and Permitted Investments, in each case in the ordinary course of business;

(b)        Dispositions to Parent or a Subsidiary; provided that any such Disposition involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)        Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d)        (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 6.04 and (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 6.08;

(e)        Sale/Leaseback Transactions permitted by Section 6.06;

(f)        Licenses, sublicenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Parent or any Subsidiary;

(g)        Non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business;

(h)        Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Parent or any Subsidiary;

(i)         Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(j)         Dispositions of Investments in joint ventures to the extent required by the relevant joint venture arrangements;

(k)        the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material Intellectual Property that Parent determines in its reasonable judgment does not need to be used or maintained;

(l)         additional Dispositions of assets (including Equity Interests); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $10,000,000, it shall be for fair market value (or if not for fair market value, the shortfall is permitted as and treated as an Investment under Section 6.04), (ii) at least 75% of the total consideration for any such Disposition received by Parent and its Subsidiaries is in the form of cash or Permitted Investments, (iii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (iv) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) any liabilities (as shown on Parent's or such Subsidiary's most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which Parent and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by Parent or any of its Subsidiaries from such transferee that are converted by Parent or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by Parent or any of its Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not to exceed $20,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(m)        the granting of Liens permitted pursuant to Section 6.02 (other than Section 6.02(f));

(n)        Dispositions permitted by Section 6.03 (other than by reference to this Section 6.05(n));

(o)        Dispositions of receivables in the ordinary course of business and consistent with past practice of Parent and the Subsidiaries; and

(p)        additional Dispositions of assets in an aggregate amount not to exceed the greater of (A) $50,000,000 and (B) 17% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of the time of such Dispositions.

Notwithstanding the foregoing, other than Dispositions to Parent or any Subsidiary in compliance with Section 6.04, and other than directors' qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Requirements of Law, no such Disposition of any Equity Interests in any Subsidiary shall be permitted unless immediately after giving effect to such transaction, Parent and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06        Sale/Leaseback Transactions.  None of Parent or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05 (other than Section 6.05(e)), (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.

SECTION 6.07        Hedging Agreements.  None of Parent or any Subsidiary will enter into any Hedging Agreement, other than Hedging Agreements entered into for purposes other than speculative purposes, including (a) Hedging Agreements entered into to hedge or mitigate risks to which Parent or any Subsidiary has actual exposure (other than those in respect of the Equity Interests or Indebtedness of Parent or any Subsidiary), including with respect to currencies, and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Subsidiary.

SECTION 6.08        Restricted Payments; Certain Payments of Indebtedness.  (dd) None of Parent or any Subsidiary will declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)         any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to Parent and the Loan Parties);

(ii)        Parent may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of Parent;

(iii)       Parent may repurchase, purchase, acquire, cancel or retire for value Equity Interests of Parent from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of Parent or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.08(a)(iii) shall not exceed $5,000,000 in any fiscal year;

(iv)       Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Parent;

(v)        Parent may acquire Equity Interests of Parent upon the exercise of stock options for such Equity Interests of Parent if such Equity Interests represent a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Equity Interests held by, any current or former director, officer or employee of Parent or its Subsidiaries;

(vi)       Parent may convert or exchange any Equity Interests of Parent for or into Qualified Equity Interests of Parent;

(vii)      Parent or any Subsidiary may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided, however, that (other than with respect to any Restricted Payment made solely using the Starter Basket) at the time of the making of such Restricted Payments and immediately after giving effect to such Restricted Payments made in reliance on this subclause (vii), (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio on the date of such Restricted Payments, calculated on a Pro Forma Basis to give effect to any such Restricted Payments, is not in excess of the level that is 0.25 to 1.00 less than the then-applicable financial maintenance covenant level set forth in Section 6.13;

(viii)     any Subsidiary may repurchase its Equity Interests held by minority shareholders or interest holders in a Permitted Acquisition or another transaction expressly permitted by Section 6.04 (other than Section 6.04(u) (it being understood that for purposes of Section 6.04, Parent shall be deemed the purchaser of such Equity Interests and such repurchase shall constitute an Investment by Parent in a Person that is not a Subsidiary in the amount of such purchase unless such Subsidiary becomes a Loan Party in connection with such repurchase);

(ix)       to the extent such Investment constitutes a Restricted Payment, Parent and its Subsidiaries may enter into any Investment expressly permitted by Section 6.04 (other than Section 6.04(u));

(x)        additional Restricted Payments; provided that the Total Net Leverage Ratio immediately after giving effect to any such Restricted Payment, calculated on a Pro Forma Basis at the time such Restricted Payment is made, is not in excess of 2.00 to 1.00; provided, further, that at the time any such Restricted Payment is made pursuant to this clause (x), no Event of Default shall have occurred and be continuing or would result therefrom;

(xi)       Parent may pay regularly scheduled quarterly cash dividends to its shareholders consistent with its past practice or any other Restricted Payment in an amount per annum not to exceed the greater of (A) $40,000,000 and (B) $1.00 per share of the total issued and outstanding shares of common Equity Interests of Parent on the date of the declaration of a Restricted Payment; provided that such per share amount shall be adjusted to give effect to any stock split or issuance on account of equity for no consideration effected; and

(xii)      additional Restricted Payments in an aggregate principal amount not to exceed $55,000,000.

(b)        None of Parent or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on (i) any Subordinated Indebtedness that is subordinated to the payment of the Obligations or (ii) other Indebtedness that is required pursuant to the Loan Documents to not mature later than the Latest Maturity Date at the time of incurrence thereof (Indebtedness described in the foregoing clauses (i) and (ii), "Restricted Indebtedness"), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Restricted Indebtedness, except:

(i)         regularly scheduled interest and principal payments as and when due in respect of such Indebtedness, other than payments prohibited by the subordination provisions thereof;

(ii)        refinancings of such Indebtedness with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;

(iii)       payments of or in respect of such Indebtedness made solely with Qualified Equity Interests in Parent or the conversion of such Indebtedness into Qualified Equity Interests of Parent;

(iv)       prepayments of intercompany Indebtedness permitted hereby owed by Parent or any Subsidiary to Parent or any Subsidiary, other than prepayments prohibited by the subordination provisions governing such Indebtedness;

(v)        Parent or any Subsidiary may on any date make payments of or in respect of any such Indebtedness in an amount equal to the Available Amount on such date; provided, however, that (other than with respect to any such payments made solely using the Starter Basket) at the time of the making of such payments and immediately after giving effect to such payments, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio on the date of such payments, calculated on a Pro Forma Basis to give effect to any such payments, is not in excess of the level that is 0.25 to 1.00 less than the then-applicable financial maintenance covenant level set forth in Section 6.13; and

(vi)       Parent may on any date make payments of or in respect of any such Indebtedness in an unlimited amount; provided that the Total Net Leverage Ratio immediately after giving effect to any such payment, calculated on a Pro Forma Basis at the time such payment is made, is not in excess of 2.00 to 1.00; provided, further, that at the time any such payment is made pursuant to this clause (vi), no Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.09        Transactions with Affiliates.  None of Parent or any Subsidiary will sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions in each case with an aggregate value for any such transaction or series of related transactions in excess of $5,000,000 with, any of its Affiliates (each an "Affiliate Transaction"), except (a) transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to Parent or such Subsidiary than those that could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among Subsidiaries not involving any other Affiliate, (c) any Investment permitted under Section 6.04, (d) the payment of reasonable fees to directors of Parent or any Subsidiary who are not employees of Parent or any Subsidiary, (e) compensation, expense reimbursement and indemnification of, and other employment arrangements (including severance arrangements) and health, disability and similar insurance or benefit arrangements with, directors, officers and employees of Parent or any Subsidiary entered into in the ordinary course of business, (f) any Restricted Payment permitted by Section 6.08, (g) sales of Equity Interests to Affiliates to the extent not prohibited under this Agreement, (h) any payments or other transactions pursuant to any tax sharing agreement among the Loan Parties and their Subsidiaries; provided that any such tax sharing agreement is entered into in the ordinary course of business or on terms usual and customary for agreements of that type, (i) transactions with joint ventures in the ordinary course of business, (j) any Indebtedness permitted by Section 6.01, (k) any Liens permitted by Section 6.02, (k) any transactions permitted by Section 6.03 or 6.05, (l) the consummation of the Acquisition and the payment of fees and expenses in connection therewith and (m) agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment to any such agreement to the extent such amendment is not materially adverse, taken as a whole, the Lenders in any material respect.

SECTION 6.10        Restrictive Agreements.  None of Parent or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Parent or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions contained in any agreement or document governing or evidencing Refinancing Indebtedness in respect of Indebtedness referred to in clause (A) (including, for the avoidance of doubt, Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness and Permitted Unsecured Refinancing Indebtedness) or Refinancing Indebtedness in respect thereof; provided that any restrictions and conditions (that would otherwise be prohibited by clause (a) or (b) above) contained in any such agreement or document referred to in this clause (B) are not materially less favorable, taken as a whole, to the Lenders than the restrictions and conditions imposed by this Agreement, (C) restrictions and conditions existing on the date hereof identified on Schedule 6.10 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such extension, renewal, amendment, modification or replacement expands the scope of any such restriction or condition, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture, shareholder or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (E) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.01(and any Refinancing Indebtedness in respect thereof) that either (i) are customary or reasonable or, taken as a whole, in the good faith judgment of Parent, not materially more restrictive with respect to Parent or any Subsidiary than those contained in this Agreement or (ii) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower's ability to make principal or interest payments required hereunder or such encumbrances or restriction applies only during the continuance of a default relating to such agreement or instrument, (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of Parent or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder; and (ii) clause (a) or (b) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (b), (e), (f), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q) or (u) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof, (C) customary net worth provisions contained in real property leases, (D) restrictions on cash (or Permitted Investments) or other deposits or net worth imposed by (x) suppliers or landlords under contracts entered into in the ordinary course of business, (y) customers under contracts entered into in the ordinary course of business or (z) or otherwise in the ordinary course of business, (E) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(g); provided that such restrictions apply only to such Subsidiary and its assets (or any special purpose acquisition Subsidiary without material assets acquiring such Subsidiary pursuant to a merger), (F) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (G) restrictions imposed by applicable law and (H) any restrictions regarding non-exclusive licensing or sublicensing by Parent or any of its Subsidiaries of intellectual property in the ordinary course of business.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term "Collateral and Guarantee Requirement" or the obligations of the Loan Parties under Section 5.03, 5.11 or 5.17 or under the Security Documents.

SECTION 6.11        Amendment of Material Documents.  No Loan Party will, amend, modify or waive any of its rights under (a) any agreement or document evidencing Restricted Indebtedness that constitutes Material Indebtedness or (b) its Organizational Documents, in each case to the extent such amendment, modification or waiver, taken as a whole, would be materially adverse to the Lenders.

SECTION 6.12        Fiscal Year.  Parent will not, and Parent will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

SECTION 6.13        Total Net Leverage Ratio. Parent shall not permit the Total Net Leverage Ratio (a) as of the last day of any fiscal quarter ending on or after March 31, 2017 and on or prior to December 31, 2018 to exceed 3.00 to 1.00 and (b) as of the last day of any fiscal quarter ending thereafter, to exceed 2.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (each such event, an "Event of Default") shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in any Loan Document or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or waiver hereunder or thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)        Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Parent and the Borrower), 5.10, 5.16 or in Article VI;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to Parent (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f)         Parent or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable on the date on which such payment was initially due), unless such event is remedied by Parent or any applicable Subsidiary or waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;

(g)        any event or condition occurs that results in any Material Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after expiration of any applicable grace or cure period set forth in the agreement or instrument evidencing or governing such Material Indebtedness); provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, (iii) the occurrence of any conversion or exchange trigger in Indebtedness that is contingently convertible or exchangeable into Equity Interests of Parent or (iv) any such event or condition that is remedied by Parent or any applicable Subsidiary or waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, or other relief in respect of Parent, the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state, Israeli or other foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, liquidator, conservator or similar official for Parent, the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iii) rehabilitation, creditors' arrangement or compromise, or a moratorium of any Indebtedness (including a freeze order ("hakpaat halichim") pursuant to Chapter 3 of Part 9 of the Companies Law), or (iv) removal of Parent from the records of the Registrar of Companies, and, in any such case, such proceeding, action or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         Parent, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v) or (vi)), reorganization or other relief under any federal, state, Israeli or other foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, liquidator, conservator or similar official for Parent, the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, commence negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness or enter into a compromise, arrangement, assignment or composition with one or more of its creditors in connection with its potential inability to pay any Indebtedness as it shall become due, apply for any remedies with respect to, or enters into, any rehabilitation, creditors' arrangement or compromise, a moratorium of any Indebtedness (including a freeze order ("hakpaat halichim") pursuant to Chapter 3 of Part 9 of the Companies Law), or the board of directors (or similar governing body) of Parent, the Borrower or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any of the actions referred to above in this clause (i) or clause (h) of this Article VII;

(j)        Parent, the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against Parent, the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent, the Borrower or any Significant Subsidiary to enforce any such judgment;

(l)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)       any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair value in excess of $25,000,000, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (iii) as a result of the Administrative Agent's (A) failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreements or (B) file continuation statements under the applicable Uniform Commercial Code (or similar provisions under applicable law);

(n)        (i) this Agreement or any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except, solely with respect to any Guarantee, as a result of the release thereof or any limitation in respect thereof, in each case as provided in the applicable Loan Document or Section 9.14;

(o)        a Change in Control shall occur; or

(p)        Parent or any additional Israeli Loan Party is declared a "company in violation" under Section 362A of the Companies Law and (solely with respect to the period following the registration and perfection of the Collateral with the Registrar of Companies and the Registrar of Patents) such designation continues unremedied for a period of 30 days.

then, and (i) in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time after the Closing Date and thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon such Commitments shall terminate immediately and (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued or owing hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (ii) in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent, in its capacity as Administrative Agent, to execute and deliver the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto (including, as trustee under any Security Document governed by Israeli or other relevant law).  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to comply with the IIA Provision and to execute any Security Document governed by the laws of such jurisdiction on such Lender's behalf.  It is understood and agreed that the use of the term "agent" (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power (including with respect to enforcement and collection), except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Notwithstanding clause (b) of the immediately preceding sentence, the Administrative Agent shall not be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a "notice of default") is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and so long as no Event of Default shall have occurred and be continuing, with the consent of the Borrower, not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank subject, so long as no Event of Default shall have occurred and be continuing, to the approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (including compliance with the IIA Provision), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties and for purposes of compliance with the IIA Provision, the retiring Administrative Agent shall continue to be vested with such security interest and be subject to such compliance as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties (and shall be subject to compliance with the IIA Provision) of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender's right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement or Cash Management Agreement, the obligations under which constitute Secured Hedging Obligations or Secured Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.13, 2.14, 2.16, 2.17, 2.18 and 9.03) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor the Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties' ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or  acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower's rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of Parent, the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01        Notices.  (ee)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)         if to Parent, to it at NICE Ltd., 13 Zarchin Street, P.O. Box 690, R'anana, Israel 4310602, Attention of Yechiam Cohen, Corporate Vice President, General Counsel & Corporate Secretary (Phone: +972 (9) 775-3911; Fax No. +972 (9) 775-3911  ; Email: yechiam.cohen@nice.com);

(ii)        if to the Borrower, to it at NICE Systems Inc., Mach-Cali Centre VI, 461 from Road, 3rd Floor, Paramus, NJ 07652 Attention of Jeff Levenberg, Vice President & General Counsel (Phone: (201) 549 - 1735 ; Email: jeff.levenberg@nice.com);

(iii)       if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Newark, DE 19713, Attention of Daniel Lahijani (Phone: (302) 634-4208; Fax No. 302-634-4733; Email: daniel.x.lahijani@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, NY 10179, Attention of Nicolas Gitron-Beer (Phone: (212) 622-6438; Fax No. (212) 270-5172; Email: nicolas.gitron-beer@jpmorgan.com); and

(iv)       if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) of this Section 9.01 shall be effective as provided in such paragraph.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  Any notices or other communications to the Administrative Agent or Parent may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address, unless bounced back, shall be deemed received and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any communication by posting such communications on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the "Platform").  The Platform is provided "as is" and "as available."  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in such communications, absent willful misconduct, gross negligence or bad faith of any such Persons.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the communications or the Platform.

SECTION 9.02        Waivers; Amendments.  (ff)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)        Except as otherwise expressly provided in this Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency and (ii) no such agreement shall (A) increase the amount of or extend the expiration date of any Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority in Interest of each adversely affected Class) or any waiver of or change to a financial ratio or defined term related thereto), or reduce any fees payable hereunder, in each case, without the written consent of each Lender directly and adversely affected thereby (in which case the separate consent of the Required Lenders shall not be required), (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.11 or the applicable Incremental Facility Amendment or Refinancing Facility Agreement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (in which case the separate consent of the Required Lenders shall not be required), (D) amend, modify or waive the pro rata provisions of Section 2.19 without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of the term "Required Lenders" or "Majority in Interest" or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders or pursuant to an Incremental Facility Amendment or Refinancing Facility Agreement, the provisions of this Section 9.02 and the definition of the term "Required Lenders" may be amended to include references to any new Class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Guarantee Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Guarantee Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (H) change Section 4.02 of the U.S. Collateral Agreement or any similar "waterfall" provision of an Israeli Collateral Agreement without the written consent of each Lender directly and adversely affected thereby or (I) change any provisions of this Agreement or any other Loan Document in a manner that by its terms directly and adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further, that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent, (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Parent, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time (it being understood that increases in the Applicable Rate, amendments or modifications to the amortization of the Initial Term Loans as in effect on the Closing Date, any amendment to the Term Maturity Date such that the Initial Term Loans mature prior to the Term Maturity Date as in effect on the Closing Date and any waiver of conditions to the provision of any Incremental Facility shall be deemed to affect each Class), (3) no such agreement shall amend, modify or waive any provision of Section 2.04 or 2.05 without the written consent of the Swingline Lender and (4) no such agreement shall amend, modify or waive any provision of Section 2.06 without the written consent of each Issuing Lender.  Notwithstanding any of the foregoing, (1) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Non-Funding Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Non-Funding Lender shall be directly and adversely affected by such amendment, waiver or other modification and (2) this Agreement may be amended to provide for Incremental Facilities, Refinancing Commitments and Refinancing Loans and Permitted Amendments in connection with Loan Modification Offers as provided in Sections 2.22, 2.23 and 2.24, in each case without any additional consents.

(c)        In connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a "Non-Consenting Lender"), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent required by Section 9.04, which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower , (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change.  In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender; provided that such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption only to the extent such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee or the Borrower.

(d)        Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Guarantee Agreement, the Collateral Agreements or any other Security Document to the extent that such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term "Collateral and Guarantee Requirement."

(e)        The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03        Expenses; Indemnity; Damage Waiver.  (gg)  The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, any Arranger and their respective Affiliates without duplication, including the reasonable and documented fees, charges and disbursements of one primary counsel and if reasonably necessary, one firm of local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of the security interests in the Collateral provided under the Loan Documents (and such additional counsels otherwise retained with the Borrower's consent (such consent not to be unreasonably withheld or delayed), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents and any amendments, modifications and waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Lender, the Swingline Lender or any Lender and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the fees, charges and disbursements of counsel required to be paid by the Borrower pursuant to this clause (ii) shall be limited to (A) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (B) if reasonably necessary, one local counsel in jurisdictions material to the interests of the Lenders taken as a whole (which may include a single special counsel acting in multiple jurisdictions) (C) additional counsel retained with the Borrower's prior written consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest and such party informs the Borrower of such conflict prior to retaining additional counsel, one additional counsel for each party subject to such conflict.

(b)        The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Arranger, each Issuing Lender, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons and permitted successors and assigns of any of the foregoing Persons, without duplication (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of such affected Indemnitee) and other reasonable and documented out-of-pocket expenses, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery, operation and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property owned, leased or operated by Parent or any Subsidiary or any Environmental Liability related in any way to Parent or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, penalties, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its controlled Affiliates or any of the officers, directors, employees, agents, advisors or other representatives of any of the foregoing, in each case who are involved in the Transactions, (B) result from a material breach of such Indemnitee's or its controlled Affiliate's or any officers, directors, employees, agents, advisors or other representatives of any of the foregoing's obligations under this Agreement or any other Loan Document if Parent or such Subsidiary has obtained a final and non-appealable judgment in Parent's or its Subsidiary's favor on such claim as determined by a court of competent jurisdiction, (C) result from a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is solely among Indemnitees (other than a proceeding that is brought against an Indemnitee in its capacity as or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder), unless such proceeding arises from the gross negligence, bad faith or willful misconduct of such Indemnitee.  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent (or any sub-agent thereof) or an Issuing Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the applicable Issuing Lender or such Related Party, as applicable, such portion of the unpaid amount equal to such Lender's Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent) or applicable Issuing Lender or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender, as the case may be, in connection with such capacity.

(d)        To the fullest extent permitted by applicable law, (i) Parent shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Agreement or any other Loan Document by, such Indemnitee or any of such Indemnitee's controlled Affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim or damages based on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section 9.03 shall be payable within 30 Business Days after written demand therefor (or such later time as the party making such demand provides in such notice).

SECTION 9.04        Successors and Assigns.  (hh)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), any Arranger and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees after the funding of the initial extensions of credit hereunder on the Closing Date all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower; provided that no consent of the Borrower shall be required (1) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, (2) in the case of Term Loans, for an assignment and delegation to a Term Lender, an Affiliate of a Term Lender or an Approved Fund and (3) in the case of Revolving Commitments and/or Revolving Loans, for an assignment and delegation to a Revolving Lender; provided, further, that the Borrower shall be deemed to have consented to any such assignment and delegation of Term Loans unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            each Issuing Lender and the Swingline Lender; provided that no consent of each Issuing Lender and the Swingline Lender shall be required for an assignment and delegation of any Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than (y) $1,000,000 in the case of the Initial Term Facility or any Incremental Term Facility and (z) $5,000,000 in the case of the Revolving Facility unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment and delegation pursuant to Section 2.20(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by Parent, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto; and

(D)        the assignee, if it shall not be a Lender, shall (1) deliver to the Administrative Agent and to Parent any tax forms required by Section 2.18(f) and (2) to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.16, 2.17, 2.18 and 9.03).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire and any tax forms required by Section 2.18(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment and delegation required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)          The words "execution," "signed," "signature" and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c)           Any Lender may, without the consent of (or notice to) Parent, the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood and agreed that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Parent's request and expense, to use reasonable efforts to cooperate with Parent to effectuate the provisions of Section 2.20(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may, without the consent of Parent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18, 2.19(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Lenders and each of their respective Affiliates, are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or its Affiliates to or for the credit or the account of any Loan Party against any of and all the Obligations then due of the Borrower or any such other Loan Party now or hereafter existing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such Indebtedness; provided that, in the event that any Non-Funding Lender shall exercise any such right of setoff, (i) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and the other Loan Documents and, pending such payment, shall be segregated by such Non-Funding Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders and (ii) the Non-Funding Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Lender as to which it exercised such right of setoff; provided, further, that to the extent prohibited by applicable law as described in the definition of the term "Excluded Swap Obligation", no amount received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.  Each Lender agrees to notify the applicable Loan Parties and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application. The rights of each Lender and its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.

SECTION 9.09        Governing Law; Jurisdiction; Consent to Service of Process.  (ii)  This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) security interests in any IIA-Funded Know-How shall be granted under security agreements governed by Israeli law, (ii) any such claim, controversy, dispute or cause of action based upon, arising out of or relating to the Research Law, IIA Rights, any IIA Approval or the pledge of any IIA-Funded Know-How or the realization of any such pledge shall be governed by, and construed in accordance with, the laws of the State of Israel (in each case, without regard to the principles of conflict of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction), (iii) the interpretation of the definition of the term "inContact Material Adverse Effect" (and whether or not an inContact Material Adverse Effect has occurred), (iv) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right (without regard to any notice requirement) to terminate its obligations (or to refuse to consummate the acquisition) under the Acquisition Agreement and (v) whether the acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case in the foregoing clauses (iii), (iv) and (v), shall be governed by, and construed in accordance with, the laws of the State of Delaware (in each case, without regard to the principles of conflict of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction).

(b)           Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action, litigation or proceeding related to any Loan Document governed by any law other than the laws of the State of New York against any other party hereto or any of its properties in the courts of the jurisdiction of the law governing such Loan Document. Notwithstanding the foregoing, (i) security interests in IIA-Funded Know-How shall be subject to the exclusive jurisdiction of the courts of Israel and (ii) any action, litigation or proceeding of any kind or description based upon, arising out of or relating to the Research Law, IIA Rights, any IIA Approval or the pledge of any IIA-Funded Know-How or the realization of any such pledge shall be subject to the exclusive jurisdiction of the applicable courts of the State of Israel and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such courts.

(c)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Borrower and each other non-Israeli Loan Party hereby irrevocably appoints Parent as its agent for service of process in relation to any proceedings brought before the courts of Israel in connection with any Loan Document.

SECTION 9.10        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12        Confidentiality.  Each of the Administrative Agent, each Issuing Lender and each Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors on a need-to-know basis, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Parent or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating Parent or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of Parent or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Lender, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Parent or its Subsidiary.  For purposes of this Section 9.12, "Information" means all information received from Parent relating to Parent or any Subsidiary (including any Unrestricted Subsidiary) or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by Parent or its Subsidiary (including any Unrestricted Subsidiary) and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.

SECTION 9.14        Release of Liens and Guarantees.  A Loan Party (other than Parent and the Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary ceasing to be a Significant Subsidiary) or an Unrestricted Subsidiary) and (ii) upon written notice from the Borrower to the Administrative Agent, upon or after such Loan Party becoming an Excluded Subsidiary solely as a result of such Subsidiary ceasing to be a Significant Subsidiary; provided that as of any date upon which a Loan Party (other than Parent and the Borrower) becomes an Excluded Subsidiary and its guarantee of the Obligations is released, the Borrower shall be deemed to have made an Investment in a Person that is not a Loan Party in an amount equal to the fair market value of the assets (net of third-party liabilities and intercompany assets) of such Subsidiary as of such date (as determined reasonably and in good faith by a Financial Officer of Parent).

Upon any sale or other transfer by any Loan Party (other than to Parent or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release, and shall file (or authorize such Loan Party to file) any termination statements in respect of Uniform Commercial Code financing statements (or similar filings under applicable law).  Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent.  Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14.

SECTION 9.15        USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.16        No Fiduciary Relationship.  Each of Parent and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests to Parent, the Borrower, the Subsidiaries or any of their respective Affiliates.  Each of Parent and the Borrower hereby agrees that neither it nor any of its Affiliates will assert any claim against the Administrative Agent, the Arrangers, the Lenders or any of their respective Affiliates based on alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17        Non-Public Information.  (jj)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Parent, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Parent, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including federal, state and foreign securities laws.

(b)        Each of Parent, the Borrower and each Lender acknowledges that, if information furnished by Parent or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Parent or the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if Parent or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of Parent and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Parent or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Parent or the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18        Judgment Currency.  (kk)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.  The obligations of the parties contained in this Section 9.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19        Israeli Lenders.  (ll)         It is hereby acknowledged that it is a condition to any prospective Israeli Lender becoming a party hereto on the Closing Date that the proposed Loans to be made and Letters of Credit to be issued, in each case on the Closing Date, shall not result in such prospective Lender exceeding the limits under Bank of Israel guidelines and directives with respect to single borrowers ("loveh boded"), groups of borrowers ("kvutzat lovim"), connected persons ("anashim kshurim") or any other limit or limitations imposed thereunder ("Israeli Regulatory Guidelines").

(b)           Each Israeli Lender that is subject to Israeli Regulatory Guidelines hereby represents, as of the date it becomes a Lender hereunder, that, based on the information that has been made available to it, the making of the Loans by such Lender on the Closing Date or on the date that it becomes a Lender hereunder, as applicable, would not have resulted in such Lender exceeding the limits under Israeli Regulatory Guidelines.

SECTION 9.20        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NICE LTD., as Parent
By:
Title: Chief Executive Officer
By:
Name: Eran porat
Title: Corporate Vice President, Finance

NICE SYSTEMS INC., as the Borrower
By:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name: Nicolas Gitron - Beer
Title: Vice President

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender
By:
Name: Nicolas Gitron - Beer
Title: Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Syndication Agent and as a Lender
By:
Name: Theodore Brown
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK N.A., as Co-Documentation Agent and as a Lender
By:
Name: Nurit Leiderman
Title: Director

[Signature Page to Credit Agreement]

BMO HARRIS BANK, N.A., as Co-Documentation Agent and as a Lender
By:
Name: Michael Kus
Title: Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Co-Documentation Agent and as a Lender

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Co- Documentation Agent and as a Lender
By:
Name: Nirmal Bivek
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

TD BANK, N.A., as Co-Documentation Agent and as a Lender
By:
Name: Shivani Agarwal
Title: Senior Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lander

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:
Name: kenya Yamamoto
Title: Vice President

[Signature Page to Credit Agreement]

Mizrahi Tefahot Bank Ltd., as a Lender

[Signature Page to Credit Agreement]